Exhibit 10.7
Execution Version

CREDIT AGREEMENT AND GUARANTY
dated as of June 14, 2024
by and among
HEARTFLOW, INC.,
as Borrower,
HEARTFLOW HOLDING, INC.,
as Holdings,
THE LENDERS PARTY HERETO,
and
HAYFIN SERVICES LLP,
as the Agent for the Lenders

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SCHEDULES:

Schedule 1.1	Key Permits
Schedule 1.2	Specified Holders
Schedule 2	Loans
Schedule 2.3	Funds Flow Schedule
Schedule 6.7(a)	Litigation
Schedule 6.8	Existing Subsidiaries
Schedule 6.10	Taxes
Schedule 6.11	Pension Plans
Schedule 6.15(a)	Intellectual Property
Schedule 6.15(c)(i)	Third Party Infringements
Schedule 6.17	Material Agreements
Schedule 6.19(a)	Regulatory Authorizations
Schedule 6.19(d), (f) and (g)	Regulatory Actions
Schedule 6.20	Transactions with Affiliates
Schedule 6.24	Deposit and Disbursement Accounts
Schedule 6.25	Registration Rights Agreements
Schedule 6.26	Royalties
Schedule 8.2(c)	Existing Indebtedness
Schedule 8.3(b)	Existing Liens
Schedule 8.5(a)	Investments
Schedule 8.12	Existing Contracts
Schedule 11.2	Notice Information

EXHIBITS:

Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Perfection Certificate
Exhibit D	-	Form of Assignment and Assumption
Exhibit E-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	-	Form of Intercompany Subordination Agreement
Exhibit G	-	AWS Agreement
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CREDIT AGREEMENT AND GUARANTY
CREDIT AGREEMENT AND GUARANTY dated as of June 14, 2024 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and among HEARTFLOW, INC., a Delaware corporation (the “Borrower”), HEARTFLOW HOLDING, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings (as defined herein) from time to party hereto, the lenders from time to time party hereto (the “Lenders”) and HAYFIN SERVICES LLP, as administrative agent for the Lenders hereunder (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
WHEREAS, the Borrower, certain Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto and Hayfin Services LLP, as agent, are parties to that certain Credit Agreement and Guaranty, dated as of January 19, 2021 (as amended by that certain Joinder Agreement, dated as March 3, 2021, by that certain Amendment No. 1 to Credit Agreement and Guaranty, dated as of March 17, 2022, by that certain Amendment No. 2 to Credit Agreement and Guaranty, dated as of September 30, 2022, by that certain Amendment No. 3 to Credit Agreement and Guaranty, dated as of December 15, 2022, by that certain Amendment No. 4 and Waiver to Credit Agreement and Guaranty, dated as of March 2, 2023, by that certain Amendment No. 5 to Credit Agreement and Guaranty, dated as of March 16, 2023, and by that certain Amendment No. 6 to Credit Agreement and Guaranty, dated as of March 29, 2023, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of term loans in an aggregate initial principal amount of $138,137,470.97, the proceeds of which shall be used to (i) refinance the outstanding obligations under the Existing Credit Agreement and (ii) pay certain fees, costs, and expenses incurred in connection with such refinancing and entry into this Agreement, the other Loan Documents and the transactions contemplated hereby; and
WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“ABR” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 0.50% and (iii) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“ABR Loan” means a Loan that bears interest based on the ABR.
“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” (and its correlatives) by any Person means the power of such Person, directly or indirectly, (i) to vote 10% or more of the Capital Securities (on a fully diluted basis) of another Person which Capital Securities have ordinary voting power for the election of directors, managing members or general partners (as applicable), or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).
“Agent” has the meaning specified in the preamble.
“Agreement” has the meaning specified in the preamble.
“Applicable Margin” means, for any day, (i) as to any SOFR Loan, 7.00% per annum or (ii) as to any ABR Loan, 6.00% per annum, as the case may be, in each case as such percentage may be increased pursuant to Section 3.5 or 3.10; provided that, if the Borrower makes a single voluntary prepayment or repayment of the Loans in an aggregate principal amount equal to or greater than $40,000,000, the source of which is cash received by Holdings in exchange for common equity in Holdings, such percentage shall be decreased by 0.25% per annum.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit D.
“Authorized Officer” means, relative to any Credit Party or any of its Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Agent pursuant to Section 5.1(a).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.10(d).
“AWS” means Amazon Web Services, Inc.
“AWS Agreement” means that certain AWS Customer Agreement, by and between AWS and the Borrower, attached hereto as Exhibit G, as amended or otherwise modified from time to time in accordance with this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided, that, if such Benchmark Replacement as so determined would be less than 2.00%, such Benchmark Replacement will be deemed to be 2.00% for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the F.R.S. Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.10 and (ii) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.10.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble.
“Business Day” means any day which is neither a Saturday nor Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or London, England.
“Capital Expenditures” means, for any applicable Fiscal Period for any Person determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP, the aggregate amount of (i) all expenditures of such Person and its Subsidiaries for fixed or capital assets made during such Fiscal Period which, in accordance with GAAP, would be classified as capital expenditures and (ii) Capitalized Lease Liabilities incurred by such Person and its Subsidiaries during such Fiscal Period.
“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), such Person’s capital stock or other equity securities, issued and outstanding as of the date hereof or any time hereafter, including treasury stock.
“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
“Cash Equivalent Investment” means, at any time:
(a)    any direct obligation of (or unconditionally guaranteed by) the United States or a state thereof or of the District of Columbia (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a state thereof or of the District of Columbia) maturing not more than one (1) year after such time;
(b)    commercial paper, or corporate demand notes, maturing not more than 270 days from the date of issue, which is issued by a corporation (other than an Affiliate of a Credit Party or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or
(c)    any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any state thereof or of the District of Columbia) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000.
(d)    any repurchase agreement entered into with any commercial banking institution meeting the requirements set forth in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one-hundred percent (100%) of the repurchase obligation of such commercial banking institution thereunder;
(e)    money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements; or
(f)    other short-term liquid investments approved in writing by the Agent.

“Change in Control” means and shall be deemed to have occurred if:
(a)    (i) prior to an IPO or SPAC Transaction, the Specified Holders together fail to own and control, directly or indirectly, beneficially and of record, in the aggregate more than 50% of the total economic interest in the Capital Securities or of the Voting Securities, in each case of Holdings; (ii) after an IPO or SPAC Transaction, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), other than the Specified Holders, shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Capital Securities of Holdings; (iii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of Holdings shall at any time be occupied by persons who were not (x) nominated or appointed by the board of directors (or equivalent) of Holdings, (y) nominated or appointed by directors (or equivalent) so nominated or (z) nominated, designated or appointed by any of the Specified Holders; (iv) the sale, lease, transfer, conveyance or other Disposition, in one or more related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, occurs; or (v) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Borrower;
(b)    the Borrower shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Capital Securities of each Subsidiary Guarantor, except as otherwise permitted pursuant to Section 8.8; or
(c)    a Change of Control under and as defined in any Subordinated Convertible Promissory Note issued pursuant to that certain Note Purchase Agreement, dated as of September 30, 2022, by and among Holdings and the investors party thereto.
Notwithstanding the foregoing, the consummation of a SPAC Transaction shall not constitute a Change in Control.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charged Company” has the meaning specified in Section 7.8(c).
“Closing Date” means June 14, 2024.
“Closing Date Certificate” has the meaning specified in Section 5.1(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including future acquired or created assets or property (or all such assets or property, as the context may require); provided that Collateral shall include (i) 100% of the Capital Securities of any Foreign Subsidiaries existing as of the Closing Date, except to the extent as reasonably determined by the Borrower after consulting with the Agent, such pledge would reasonably be expected to result in material adverse tax consequences to the Borrower, in which case Borrower shall not be required to pledge voting Capital Securities in excess of 65% of the issued and outstanding voting Capital Securities of such Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a “Subsidiary Guarantor” after the Closing Date pursuant to Section 7.8) and (ii) unless provided otherwise in Section 7.8(e), 100% of the Capital Securities of each Foreign Subsidiary acquired or organized after the Closing Date; provided, further, that if the Borrower reasonably determines after consulting with the Agent that the continuation of a pledge of 100% of the voting Capital Securities of any Foreign Subsidiary would, as a result of a Change in Law occurring after the original date of such pledge, result in material adverse tax consequences to the Borrower or Holdings, then Collateral shall not include voting Capital Securities in excess of 65% of the issued and outstanding voting Capital Securities of such Foreign Subsidiary and the amount of such Capital Securities pledged under the Loan Documents shall be adjusted accordingly.
“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of Holdings, substantially in the form of Exhibit A hereto, together with such changes thereto as the Agent or the Majority Lenders may from time to time request for the purpose of monitoring compliance with the financial covenants contained herein.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.2 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constitutional Documents” means the constitutional documents of each UK Subsidiary Guarantor being certificate of incorporation, certificate of change of name, memorandum of association and articles of association (if applicable).
“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
“Control” has the meaning specified within the definition of “Affiliate”.

“Controlled Account” has the meaning specified in Section 7.12(a).
“Controlled Account Agreement” means, with respect to any Controlled Account, an account control agreement (or equivalent) in favor of, and satisfactory in form and substance to, the Agent (acting on the instructions of the Majority Lenders acting reasonably).
“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Credit Party and/or any of its Subsidiaries, as applicable, substantially in the form of Exhibit E to the Security Agreement, as amended or otherwise modified from time to time.
“Copyrights” means all copyrights and rights in copyrightable subject matter, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof, and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Data Activities” has the meaning specified in Section 6.16(a).
“Debenture” has the meaning specified in Section 7.8(c).
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning specified in Section 3.5.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, a Credit Party’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or a wholly owned Subsidiary Guarantor) in a single transaction or series of transactions.
“Disqualified Capital Securities” means, with respect to any Person, any Capital Security of such Person that, by its terms (or by the terms of any security or other Capital Security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Securities), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is one hundred eighty (180) days after the Maturity Date.
“Disqualified Institution” means (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Agent prior to the Closing Date, in form and substance acceptable to the Agent, and any of such Person’s Affiliates that are readily identifiable as such by their name and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries (or an affiliate of such competitor) designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Agent from time to time and any of such Person’s Affiliates that are readily identifiable as such by their names; provided that “Disqualified Institutions” shall exclude (x) bona fide debt funds and (y) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time. The list of Disqualified Institutions shall be made available to any Lender upon written request to the Agent. In no event shall a supplement to the list of Disqualified Institutions apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans that was otherwise permitted prior to such supplementation.
“Dollars” and the sign “$” mean lawful money of the United States.
“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).
“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.
“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting any Credit Party or its Subsidiaries directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.
“Environmental Permit” has the meaning specified in Section 6.7(c).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed to be a single employer with the Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means (i) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event, (ii) the filing of a notice of intent to terminate any Pension Plan, if such termination could reasonably be expected to require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA, (iii) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Pension Plan, (iv) any failure by any Pension Plan to satisfy the minimum funding requirements of Sections 412 and 430 of the Code or Section 302 of ERISA applicable to such Pension Plan, if not waived, (v) the failure to make a required contribution to any Pension Plan that could reasonably be expected to result in the imposition of an encumbrance on a Credit Party, any of its Subsidiaries or any ERISA Affiliate under Section 412 or 430 of the Code, a filing under Section 412 of the Code or Section 302 of ERISA of any request for a minimum funding variance with respect to any Pension Plan or Multiemployer Plan, (vi) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to which a Credit Party or any of its Subsidiaries could reasonably be expected to incur liability which could reasonably be expected to have a Material Adverse Effect, (vii) the complete or partial withdrawal of a Credit Party, any of its Subsidiaries or any material ERISA Affiliate from a Multiemployer Plan, (viii) a Credit Party, any of its Subsidiaries or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) and (ix) a reasonable determination by an actuary for a Pension Plan that such Pension Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 9.1.
“Event of Loss” means, with respect to any asset of a Credit Party or any of its Subsidiaries, any of the following: (i) any loss, destruction or damage of such asset or (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Account” has the meaning set forth in the Security Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (x) such Lender acquires such interest in a Loan or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.3(g) and (iv) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning specified in the recitals.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (ii) 0%.
“FDA” means the U.S. Food and Drug Administration and any successor entity.
“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.
“Fee Letter” means that certain Fee Letter, dated as of the date hereof, by and among the Borrower, the Agent and the Lenders, as amended or otherwise modified from time to time.
“FFRct” means a coronary vascular physiologic simulation software prescription device that provides simulated functional assessment of blood flow in the coronary vascular system using data extracted from medical device imaging to solve algorithms and yield simulated metrics of physiologic information (e.g., blood flow, coronary flow reserve, fractional flow reserve, myocardial perfusion), which is intended to generate results for use and review by a qualified clinician, de novo 510(k) clearance of which was received on November 26, 2014 for version 1.4 of the HeartFlow Analysis (DEN130045), 510(k) clearance for version 2.x of the Heartflow Analysis was received in January 2016 (510(k) No.: K152733), and 510(k) clearance for a modification to the intended use language in August 2016 (510(k) No.: K161772). Additional clearances were received for a strategic architecture scope change in December 2018 (510(k) No.: K182035), and for the addition of Planner capabilities in August 2019 (510(k) No.: K190925). The Borrower submitted its version 3.x for FDA review in November 2020 and received FDA clearance on January 8, 2021 (510(k) No.: K203329).
“Fiscal Period” means, as applicable, a Fiscal Quarter or a Fiscal Year.
“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2020 Fiscal Year”) refer to the Fiscal Year ending December 31 of such calendar year.
“Foreign Excluded Subsidiary” means at any date of determination, each wholly owned Foreign Subsidiary (together with its Subsidiaries) whose (i) Net Sales during the applicable Measurement Period were equal to or less than 15.0% of the consolidated Net Sales of Holdings and its Subsidiaries for such period and (ii) assets during the applicable Measurement Period were equal to or less than 15.0% of the consolidated assets of Holdings and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided, that, for such Measurement Period, the Foreign Excluded Subsidiaries shall not collectively have (x) Net Sales during such Measurement Period equal to or greater than 20.0% of the consolidated Net Sales of Holdings and its Subsidiaries for such period or (y) assets during such Measurement Period equal to or greater than 20.0% of the consolidated assets of Holdings and its Subsidiaries for such period; provided, further, that no Subsidiary that owns any Material Intellectual Property or is party to a Material Agreement may be a Foreign Excluded Subsidiary.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Funded Indebtedness” of any Person means Indebtedness of the type described in clauses (a) and (c) of the definition of Indebtedness, and all Contingent Liabilities of such Person in respect of any such Funded Indebtedness.
“GAAP” has the meaning specified in Section 1.3.
“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government; any entity that contracts with a governmental entity to administer or assist in the administration of a governmental program (including any Medicare or Medicaid administrative contractors); or any arbitrator with authority to bind a party at law.
“Guaranteed Obligations” has the meaning specified in Section 12.1.
“Guarantors” means, collectively, Holdings and each Subsidiary Guarantor.
“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.
“Healthcare Laws” means all applicable federal, state or local laws that govern the sales, marketing, promotion, distribution, research, development, testing, current good manufacturing practices (cGMPs) and quality system requirements, handling, packaging, labeling, storage, advertising, import, export, or any other use of the Products including, but not limited to, the FD&C Act; the Public Health Service Act; the federal False Claims Act; the federal Anti-Kickback Statute; the Anti-Inducement Law; the Stark Law; privacy and data security laws including without limitation the Health Insurance Portability and

Accountability Act of 1996, as amended, inclusive of the Health Information Technology for Economic and Clinical Health Act (HITECH) and all implementing regulations (HIPAA); the Medicare Program (Title XVIII of the Social Security Act); the Medicaid Program (Title XIX of the Social Security Act); laws pertaining to the corporate practice of medicine or other healthcare professionals; laws pertaining to deceptive trade practices; any and all Permits required under Healthcare Laws; all applicable rules, regulations and licensing requirements of applicable state agencies; any similar state and local laws that address the subject matter of the foregoing; laws and regulations pertaining to federal and state relief programs related to COVID-19; the Federal Trade Commission Act; and all other analogous laws to the foregoing within any other U.S. or foreign or supranational jurisdiction, and applicable rules and regulations issued thereunder (including, without limitation, 21 C.F.R. Parts 801, 803, 806, 807, 812, and 820).
“Hedging Agreement” means any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
“Holdings” has the meaning specified in the preamble.
“Immaterial Subsidiary” means at any date of determination, each wholly owned Subsidiary (together with its Subsidiaries) whose (i) Net Sales during the applicable Measurement Period were equal to or less than 5.0% of the consolidated Net Sales of Holdings and its Subsidiaries for such period and (ii) assets during the applicable Measurement Period were equal to or less than 5.0% of the consolidated assets of Holdings and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided, that, for such Measurement Period, the Immaterial Subsidiaries shall not collectively have (x) Net Sales during such Measurement Period equal to or greater than 10.0% of the consolidated Net Sales of Holdings and its Subsidiaries for such period or (y) assets during such Measurement Period equal to or greater than 10.0% of the consolidated assets of Holdings and its Subsidiaries for such period; provided, further, that no Subsidiary that owns any Material Intellectual Property may be an Immaterial Subsidiary.
“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of a Credit Party or any of its Subsidiaries (i) which is of a “going concern” or similar nature (other than any such qualification arising from the Loans hereunder maturing on the Maturity Date or by reason of any actual or anticipated financial covenant breach hereunder) or (ii) which relates to the limited scope of examination of matters relevant to such financial statement.
“Indebtedness” of any Person means:
(a)    all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)    all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;
(c)    all Capitalized Lease Liabilities of such Person;
(d)    net Hedging Obligations of such Person and all obligations of such Person arising under Synthetic Leases;
(e)    all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earn outs, purchase price adjustments and seller notes in connection with acquisitions permitted hereunder (to the extent due and payable and included as a liability on the balance sheet in accordance with GAAP) (other than trade payables entered into in the ordinary course of business);
(f)    whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(g)    any Disqualified Capital Securities; and
(h)    all Contingent Liabilities of such Person in respect of any of the foregoing clauses (a) through (g) inclusive.
The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Liabilities” has the meaning specified in Section 11.4(a).
“Indemnified Parties” has the meaning specified in Section 11.4(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor, (iv) computer software, databases, data and documentation, (v) Trade Secrets and confidential business information, including know-how, inventions, manufacturing processes and techniques, research and development information, financial, marketing and business data, databases pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information, (vi) other intellectual property or similar proprietary rights, (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (viii) any and all improvements to any of the foregoing.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Credit Party and any Subsidiaries thereof, pursuant to which all obligations in respect of any Indebtedness for borrowed money (or equivalent) owing between or among any party to such subordination agreement shall be subordinated to the prior Payment in Full of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit F or such other form reasonably acceptable to the Agent.
“Interest Payment Date” means, (i) as to any ABR Loan, (a) the last Business Day of each March, June, September and December and (b) the Maturity Date and (ii) as to any SOFR Loan, (a) the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and (b) the Maturity Date.
“Interest Period” means, (i) initially, as to any Loan, the period beginning on (and including) the date of which the Loans were made and ending on (and including) the last day of the calendar quarter in which the Loans were made and (ii) thereafter, as to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is three months thereafter (subject to the availability thereof), as specified in the applicable Loan Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 4.10(d) shall be available for specification in such Loan Request. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
“IPO” means an underwritten initial public offering of common Capital Securities of Holdings pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.
“Key Permits” means all material Permits in favor of the Credit Parties relating to the Products (including all Regulatory Authorizations), including, for the avoidance of doubt, all current and future permits materially relating to (i) FFRct in the United States and (ii) Plaque and Roadmap, in the case of this clause (ii), from and after the date on which Plaque and Roadmap collectively contribute 30% or more of Net Sales in the aggregate. As of the Closing Date, the Key Permits are as set forth on Schedule 1.1.
“Lender” has the meaning specified in the preamble.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.
“Liquidity” means, at any time, unrestricted, unencumbered cash and Cash Equivalent Investments in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Agent, for the benefit of the Secured Parties.
“Liquidity Covenant” has the meaning specified in Section 8.4(a).
“Liquidity Cure Amount” has the meaning specified in Section 8.4(a).
“Liquidity Cure Right” has the meaning specified in Section 8.4(a).
“Loans” means the term loans made on the Closing Date pursuant to Section 2.1(a) in an aggregate principal amount of $138,137,470.97.
“Loan Commitment Amount” means $138,137,470.97.
“Loan Documents” means, collectively, this Agreement (as subsequently amended or otherwise modified), the Notes, the Fee Letter, the Security Agreement, the Debenture, any Mortgages, the Intercompany Subordination Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, any Controlled Account Agreement and each other agreement pursuant to which any of the Agent or any of the other Secured Parties is granted a Lien to secure the Obligations, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document.
“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.
“Majority Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Loans.
“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of any Credit Party and each of its Subsidiaries, taken as a whole, (ii) the rights and remedies of the Agent or any Lender under any Loan Document, or (iii) the ability of any Credit Party or any of its Subsidiaries to perform their respective Obligations under any Loan Document.
“Material Agreements” means (i) each contract or agreement to which a Credit Party or any of its Subsidiaries is a party, the loss of which would result in the loss of 30% or more of Net Sales in the aggregate; (ii) the AWS Agreement or any replacement cloud hosting agreement as contemplated in Section 9.1(m) and (iii) all other contracts or agreements to which a Credit Party is a party, individually or in the aggregate, that if breached or terminated could reasonably be expected to result in a Material Adverse Effect.
“Material Intellectual Property” means any Intellectual Property owned by, licensed to or otherwise held by any Credit Party or any of its Subsidiaries (including, for the avoidance of doubt, the Stanford Licenses), whether currently owned or acquired, developed, licensed or obtained after the date hereof (i) reasonably required for the business and/or commercialization of FFRct or otherwise materially relating to FFRct, (ii) the loss of which could reasonably be expected to result in a Material Adverse Effect, or (iii) that has a fair market value in excess of $5,000,000.

“Maturity Date” means June 14, 2028.
“Measurement Period” means any period of four (4) consecutive Fiscal Quarters of Holdings.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Secured Parties, on real property of a Credit Party, including any amendment, restatement, modification or supplement thereto.
“Mortgage Instruments” means such title reports, title insurance, flood certifications and flood insurance, opinions of counsel, surveys, appraisals and environmental reports and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Agent from time to time.
“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA contributed to for any employees of a Credit Party, any of its Subsidiaries or any ERISA Affiliate.
“Net Cash Proceeds” means when used in respect of (i) any Disposition, (ii) the receipt of any proceeds in connection with any Event of Loss suffered, or (iii) the receipt of any proceeds in connection with an IPO, in the case of clauses (i) and (ii), by a Credit Party or any of its Subsidiaries, and, in the case of clause (iii), by Holdings or any direct or indirect holding company of Holdings, the gross proceeds in cash or Cash Equivalent Investments received by such Person (excluding, in connection with any Disposition, any portion of such proceeds deposited in an escrow account pursuant to the documentation related thereto but including such proceeds subsequently received in respect of noncash consideration initially received and amounts initially placed in escrow that subsequently become available) from such Disposition, Event of Loss or IPO, minus, without duplication, (a) all direct costs and expenses incurred or to be incurred (including sales, commissions and legal, accounting and investment banking fees, commissions and expenses), (b) all federal, state, local and foreign Taxes assessed or to be assessed (if any), in connection therewith, (c) in connection with any Disposition or Event of Loss, amounts required to be applied to the repayment of any Permitted Indebtedness (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Permitted Lien that has priority over the Lien, if any, of the Agent on the asset subject to such Disposition or Event of Loss, (d) in connection with any Disposition, reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by Holdings or any Subsidiary in connection therewith, to the extent such reserves have been established in accordance with GAAP; provided that upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, if the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds, and (e) with respect to any Event of Loss, all money actually applied within one hundred eighty (180) days to replace the assets in question or to repair or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking.
“Net Income” means, for any applicable Fiscal Period for any Person determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains but including extraordinary losses) which would be included as net income on the consolidated financial statements of such Person and its Subsidiaries for such Fiscal Period.
“Net Sales” means, for any applicable Fiscal Period, the revenue of the Credit Parties and their Subsidiaries from the sale of Products (current or future to the extent the revenue is actually earned and recognized during such Fiscal Period) during such Fiscal Period, determined on a consolidated basis in accordance with GAAP.
“Note” means a promissory note of the Borrower payable to a Lender (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any Credit Party or any of its Subsidiaries arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1(h), whether or not allowed in such proceeding) on the Loans.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organic Document” means, relative to any Credit Party or any of its Subsidiaries, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Credit Party’s or any of its Subsidiaries’ Capital Securities and, with respect to any UK Subsidiary Guarantor, the Constitutional Documents of such UK Subsidiary Guarantor.
“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, revocation, ownership or enforceability of the relevant Intellectual Property.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant Register” has the meaning specified in Section 11.11(b).
“Patent” means any patent and patent application, including any divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, renewals, extensions, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.
“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Credit Party and/or any of its Subsidiaries, as applicable, in substantially the form of Exhibit C to the Security Agreement, as amended or otherwise modified from time to time.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment in Full” means the entire principal amount of the Loans, interest thereon and all other Obligations, including all applicable Specified Repayment Fees and fees set forth in the Fee Letter, shall have been indefeasibly paid in full in cash (other than inchoate indemnification, expense reimbursement obligations and other contingent obligations for which no claim has been asserted).
“PBGC” means the Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), to which a Credit Party, any of its Subsidiaries or any ERISA Affiliate sponsors, contributes to, or provides benefits under, or has any obligation to contribute or provide benefits under, and to which a Credit Party or any of its Subsidiaries or ERISA Affiliate could reasonably be expected to have liability, including any liability by reason of having been a substantial employer under Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Perfection Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, together with such changes thereto as the Agent or the Majority Lenders may from time to time request.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and Healthcare Laws.
“Permitted Disposition” means any of the following: (i) Dispositions of inventory in the ordinary course of business, (ii) Dispositions of obsolete, damaged, worn out or surplus property in the ordinary course of business, (iii) licenses, sublicenses or similar agreements that are permitted pursuant to Section 8.21, (iv) any issuance, offer, sale, transfer or other Disposition of Qualified Capital Securities of Holdings, (v) the sale, lease, sublease or transfer of property or assets (A) from one Credit Party to another Credit Party, (B) from a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party or to any Credit Party or (C) from a Credit Party to a Subsidiary that is not a Credit Party, in an aggregate amount under this clause (C), together with the aggregate amount of Investments made pursuant to Section 8.5(g), not to exceed $2,000,000, (vi) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (other than in connection with financing transactions) and (vii) other Dispositions that (x) do not include Material Intellectual Property or Capital Securities with respect to Subsidiaries that directly or indirectly own, or hold a license in respect of, Material Intellectual Property and (y) when taken together with all other Dispositions made during the preceding period of 12 consecutive months pursuant to this clause (vii), do not exceed $2,500,000 in the aggregate.
“Permitted Indebtedness” has the meaning specified in Section 8.2.
“Permitted Investments” has the meaning specified in Section 8.5.
“Permitted Lien” has the meaning specified in Section 8.3.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to Holdings or its Subsidiaries, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.
“PIK Interest” has the meaning specified in Section 3.10(a).
“PIK Period” has the meaning specified in Section 3.10(a).
“Plaque” means the HeartFlow product that provides plaque identification, characterization, and visualization, and is presented with the FFRct model, FDA 510(k) approval for which was received on October 14, 2022 (510(k) No.: K213857).
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the F.R.S. Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the F.R.S. Board (as determined by the Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Privacy and Data Security Policies” has the meaning specified in Section 6.16(d).
“Privacy Laws” has the meaning specified in Section 6.16(a).
“Pro Rata Share” means, with respect to any Lender, the percentage (expressed as a decimal and carried out to the ninth decimal place) obtained by dividing (x) the aggregate outstanding principal amount of Loans made hereunder by such Lender, by (y) the aggregate outstanding principal amount of all Loans made hereunder by all Lenders, in each case subject to adjustment as provided in Section 4.7. The Pro Rata Share of each Lender in respect of the Loans is set forth opposite the name of such Lender on Schedule 2 under the caption “Pro Rata Shares” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Product” means any current product developed, manufactured, licensed, marketed, sold, distributed, or otherwise commercialized by any Credit Party (other than Holdings), including any such product in development or which may be developed.
“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein, or receives or is granted the right to exclude any third parties from engaging in any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, clinical research organizations, wholesalers, pharmacies or with any other Person related to any such entity.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, exportation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.
“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable law or regulation or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.
“Qualified Capital Securities” means, with respect to any Person, any Capital Security of such Person that is not a Disqualified Capital Security.
“Recipient” means the Agent or any Lender, as applicable.
“Regulatory Authority” means any Governmental Authority that is concerned with or has regulatory oversight with respect to the use, control, safety, efficacy, reliability, manufacturing, labeling, packaging, handling, storage, marketing, advertising, promotion, distribution, sale or other Product Development and Commercialization Activities relating to any Product of any Credit Party or any of its Subsidiaries, including the FDA and all equivalents of such agency in other jurisdictions and Standard Bodies.
“Regulatory Authorizations” means any and all clearances, approvals, and other forms of authorization, and related internal documentation where applicable, forming the basis for distribution of products (including without limitation, 510(k) clearances, internal decision documentation under FDA guidance on changes to 510(k)-cleared products, and where applicable supplements and amendments, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations, or authorizations of any Governmental Authority necessary for the manufacture, development, testing, distribution, use, storage, import, export, transport, promotion, marketing, sale, or other commercialization of a Product in any country or jurisdiction, and including, with respect to the Products, that each Product has been and is lawfully marketed by the Borrower in conformity and compliance with all applicable laws (including Healthcare Laws), regulations, enforcement policies, and similar pronouncements of any Regulatory Authority respecting any Product of the Borrower.
“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliate.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.
“Relevant Governmental Body” means the F.R.S. Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the F.R.S. Board or the Federal Reserve Bank of New York, or any successor thereto.

“Resignation Effective Date” has the meaning specified in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of a Credit Party or any of its Subsidiaries) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of a Credit Party or any of its Subsidiaries or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of a Credit Party or any of its Subsidiaries or otherwise.
“Roadmap” means the HeartFlow product that provides coronary vascular physiologic simulation, FDA 510(k) approval for which was received on October 14, 2022 (510(k) No.: K213857).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.
“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.
“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is (i) listed on OFAC’s Specially Designated Nationals and Blocked Persons List, (ii) listed on OFAC’s Consolidated Non-SDN List, (iii) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s), or (iv) a Person that is a Sanctions target pursuant to any list-based, territorial or country-based Sanctions program of a Governmental Authority.
“SEC” means the Securities and Exchange Commission.
“Secured Parties” means, collectively, the Agent and each of the Lenders.
“Security Agreement” means the Security Agreement, dated as of the date hereof, by and among the Borrower, the Subsidiary Guarantors and the Agent, as amended or otherwise modified from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.
“Solvent” means, (x) with respect to the Credit Parties and their Subsidiaries on a particular date, that on such date (i) the fair value of the property of the Credit Parties and their Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including Contingent Liabilities, of the

Credit Parties and their Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the assets of the Credit Parties and their Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Credit Parties and their Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (iii) [reserved], (iv) the Credit Parties and their Subsidiaries on a consolidated basis are not engaged in business or a transaction, and the Credit Parties on a consolidated basis are not about to engage in a business or a transaction, for which the property of the Credit Parties and their Subsidiaries on a consolidated basis would constitute an unreasonably small capital and (v) the Credit Parties and their Subsidiaries have not executed this Agreement or any other Loan Document or made any transfer or incurred any obligations hereunder, with actual intent to hinder, delay or defraud either present or future creditors; and (y) with respect to the Borrower on a particular date, that on such date (i) the fair value of the property of the Borrower is greater than the total amount of liabilities, including Contingent Liabilities, of the Borrower, (ii) the present fair saleable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured, (iii) [reserved], (iv) the Borrower is not engaged in business or a transaction, and the Borrower is not about to engage in a business or a transaction, for which the property of the Borrower would constitute an unreasonably small capital and (v) the Borrower have not executed this Agreement or any other Loan Document or made any transfer or incurred any obligations hereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.
“SPAC Transaction” means the merger, acquisition, contribution, equity purchase or similar reorganization transaction or series of transactions resulting in the combination of the Borrower (or any corporate successor (including a Subsidiary) thereof) or Holdings and any special purpose acquisition company or similar entity, in each case, where such acquisition company or entity has no material commercial operations and where the common Capital Securities of such surviving entity (or any direct or indirect parent thereof) are publicly listed on any United States national securities exchange.
“Specified Holder” means any of the persons and entities listed on Schedule 1.2.
“Specified Repayment Fee” means for any prepayment or repayment of Loans occurring (i) at any time on or prior to the second anniversary of the Closing Date, none, (ii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to one and one-half percent (1.5%) of the aggregate outstanding principal amount of the Loans being prepaid or repaid and (iii) at any time after the third anniversary of the Closing Date and on or prior to the Maturity Date, an amount equal to three percent (3.0%) of the aggregate outstanding principal amount of the Loans being prepaid or repaid.
“Standard Bodies” means any of the organizations that create, sponsor and maintain safety, quality or other standards, including ISO, ANSI, CEN, SCC and the like.
“Stanford Licenses” means (i) that certain Exclusive Agreement, dated July 22, 2010, by and between the Board of Trustees of the Leland Stanford Junior University, as licensor, and the Borrower, formerly known as Cardiovascular Simulation, Inc., as licensee, (ii) that certain Software Exclusive License Agreement, dated April 20, 2010, by and between the Board of Trustees of the Leland Stanford Junior University, as licensor, and the Borrower, formerly known as Cardiovascular Simulation, Inc., as licensee; as amended by that certain Amendment No. 1, dated August 28, 2014 and that certain Amendment No. 2, dated April 19, 2020, and (iii) that certain Software Exclusive License Agreement, dated June 18, 2009, by and between the Board of Trustees of the Leland Stanford Junior University, as licensor, and the Borrower, formerly known as Cardiovascular Simulation, Inc., as licensee; as amended by that certain Amendment No. 1, dated June 17, 2014 and that certain Amendment No. 2, dated June 17, 2019.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) or the issued Capital Securities of such other Person is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Holdings, whether direct or indirect.
“Subsidiary Guarantor” means initially as of the Closing Date, each Subsidiary of Holdings identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto, if any, and, thereafter, each Subsidiary of Holdings that becomes a “Subsidiary Guarantor” after the Closing Date pursuant to Section 7.8.
“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
“Systems” means the computers, servers, devices, networks, software, and systems used in connection with the operation of the business of Holdings or any of its Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR

Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 2.00%, then Term SOFR shall be deemed to be 2.00%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the date on which Payment in Full occurs.
“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, rights in social media accounts, corporate name and other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated with the therewith.
“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Credit Party and/or any of its Subsidiaries, as applicable, substantially in the form of Exhibit D to the Security Agreement, as amended or otherwise modified from time to time.
“Trade Secrets” shall mean trade secrets and other confidential information data and databases, in each case that derive economic value from not being generally known by the public and not being readily ascertainable by other Persons, and all claims and rights related to any of the foregoing.
“Two-Consecutive Fiscal Quarter Net Sales Decline” shall mean a decrease in Net Sales for two consecutive Fiscal Quarters, in each case as compared to the Fiscal Quarter immediately preceding such two consecutive Fiscal Quarters.
“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to Term SOFR or ABR.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent, on behalf of the Secured Parties, pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Subsidiary Guarantor” means each Guarantor incorporated under the laws of England and Wales.
“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
“United States Registered IP Rights” means any United States patent, patent application, trademark registration, trademark application or copyright registration.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Warrants” means, collectively, each certain Warrant to Purchase Common Stock issued by Holdings pursuant to the Existing Credit Agreement.
“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, which any Credit Party or any of its Subsidiaries sponsors, contributes to, or provides benefits under, or has any obligation to contribute or provide benefits under.
“wholly owned Subsidiary” means any direct or indirect Subsidiary of Holdings, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Holdings.
“Withholding Agent” means the Credit Parties and the Agent.
“Write-Down and Conversion Powers” means, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,
(a)    the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)    words importing gender include all genders;
(c)    any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;
(d)    any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;
(e)    references to days, months and years refer to calendar days, months and years, respectively;
(f)    all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;
(g)    the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;
(h)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Capital Securities, rights under contractual obligations and permits and any right or interest in any such assets or property; and
(i)    the word “will” shall have the same meaning as the word “shall”.
Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.
SECTION 1.3    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and any definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 5.1(d). Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings and its Subsidiaries, in each case without duplication. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.
SECTION 1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Securities at such time.
SECTION 1.5    Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE LOANS
SECTION 2.1    Commitments. On the terms and subject to the conditions of this Agreement, each of the Lenders agrees to make the Loans to the Borrower on the Closing Date in an amount not to exceed the Loan Commitment Amount. No amounts paid or prepaid with respect to any of the Loans may be reborrowed. The Loan Commitment Amount shall automatically and permanently be reduced to zero immediately after the making of the Loans on the Closing Date.
SECTION 2.2    Borrowing Procedures. Subject to the terms and conditions hereof, the Borrower may irrevocably request that the Loans be made by delivering to the Agent a Loan Request on or before 10:00 a.m. (London, England time) on a Business Day at least two (2) Business Days prior to the proposed Closing Date (or such shorter period as the Agent may agree in its sole discretion).
SECTION 2.3    Funding. After receipt of a Loan Request for the Loans pursuant to Section 2.2, each applicable Lender shall, on the Closing Date, and subject to the terms and conditions hereof (including the satisfaction of all conditions precedent set forth in Article V hereof), make the applicable Loans to the Borrower, in the amounts set forth opposite such Lender’s name on Schedule 2; provided that, at the request of the Borrower, the Agent shall cause the proceeds of the Loans to be disbursed, by wire transfer of immediately available funds, in the amount and to the accounts set forth on Schedule 2.3.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1    Applicable Currency for Repayments and Prepayments; Pro Rata Application The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in Dollars. Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower will be deemed to be made ratably in accordance with the Pro Rata Shares of the Lenders, and upon receipt of any such payment the Agent will promptly thereafter distribute like funds relating to any such payment to the Lenders in accordance with their Pro Rata Shares.
SECTION 3.2    Repayments and Prepayments. There will be no scheduled repayments of principal on the Loans prior to the Maturity Date. On the Maturity Date, the Borrower shall repay the entire unpaid principal amount of the Loans in full in cash. Prior thereto, payments, repayments and prepayments of the Loans shall be made as set forth below in this Section 3.2. Nothing in this Section 3.2 shall be deemed to (or be construed to) permit or authorize any transaction by any Credit Party that otherwise is prohibited or not specifically permitted by this Agreement or any other Loan Document. Unless otherwise expressly provided herein, all payments, repayments and prepayments described in this Section 3.2 shall be subject to Section 3.8.
(a)    [Reserved].
(b)    Loans. The Borrower may, upon five (5) Business Days’ prior written notice to the Agent, voluntarily prepay the outstanding principal amount of the Loans in whole or in part.
(c)    Dispositions. Upon any Disposition by a Credit Party or any of its Subsidiaries (other than a Permitted Disposition), made in any period of twelve (12) consecutive months that, when taken together with all other Dispositions made during such 12-month period, results in aggregate Net Cash Proceeds from such Dispositions that exceed $2,000,000 for such 12-month period, the Borrower shall, within three (3) Business Days of such Person’s receipt of such excess proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to 100% of such excess Net Cash Proceeds. The provisions of this clause shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions of this Agreement.
(d)    Events of Loss. Upon the receipt by a Credit Party or any of its Subsidiaries of any Event of Loss, received in any period of 12 consecutive months, that when taken together with all other Events of Loss during such 12-month period, results in aggregate Net Cash Proceeds from such Events of Loss that exceed $2,000,000 for such 12-month period, the Borrower shall, within three (3) Business Days of such Person’s receipt of such excess proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to 100% of such excess Net Cash Proceeds.
(e)    Other Indebtedness. Upon the issuance, sale or other incurrence of any debt securities or other Indebtedness by a Credit Party or any of its Subsidiaries (other than Permitted Indebtedness), the Borrower shall, within three (3) Business Days of such Person’s receipt of the proceeds thereof, prepay the outstanding principal amount of the Loans in an amount equal to 100% of the net cash proceeds therefrom. The provisions of this clause shall not be deemed to be implied consent to any such issuance, sale or incurrence otherwise prohibited by the terms and conditions of this Agreement.
(f)    Acceleration. Immediately upon any acceleration of the applicable Maturity Date of the Loans pursuant to Section 9.2 or Section 9.3, the Borrower shall repay the Loans in full, unless, pursuant to Section 9.3, only a portion of the Loans are so accelerated (in which case the portion so accelerated shall be so repaid).
(g)    Change in Control. Immediately upon the occurrence of a Change in Control, the Borrower shall repay the Loans in full.
(h)    IPO. Immediately upon the consummation of an IPO or a SPAC, the Borrower shall repay the Loans in an amount equal to the lesser of (i) the Net Cash Proceeds of such IPO or SPAC in excess of $150,000,000 and (ii) $35,000,000.

SECTION 3.3    Application. Proceeds of each prepayment or repayment of the Loans shall be applied as set forth in clause (b) of Section 4.4.
SECTION 3.4    Interest Rate. Subject to Section 3.5, during any applicable Interest Period, (a) each ABR Loan shall accrue interest at a rate per annum equal to the sum of (i) the Applicable Margin, plus (ii) ABR and (b) each SOFR Loan shall accrue interest during such Interest Period at a rate per annum equal to the sum of (i) the Applicable Margin, plus (ii) Term SOFR for such Interest Period. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.
SECTION 3.5    Default Rate. Upon the occurrence and during the continuance of an Event of Default, and continuing until such Event of Default is no longer continuing, upon written notice by the Agent (acting pursuant to the instruction of the Majority Lenders (in their sole discretion)), the Applicable Margin shall be increased by 3.00% per annum (such increase, the “Default Rate”). The Default Rate, along with all other interest due and payable on such date, shall be payable in cash on the last Business Day of each calendar month.
SECTION 3.6    Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:
(a)    on the applicable Maturity Date therefor;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on the Loans, on the principal amount so paid or prepaid;
(c)    subject to Section 3.10, the last day of each Interest Period for the Loans; and
(d)    on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.
Interest accrued on the Loans or any other monetary Obligations after the date such amount is due and payable (whether on the applicable Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
SECTION 3.7    Fees. The Credit Parties agree, jointly and severally, to pay to the Agent and the Lenders the fees set forth in the Fee Letter.
SECTION 3.8    Specified Repayment Fees. Unless otherwise expressly provided herein, all payments, repayments and prepayments described in Section 3.2 and made at any time after the second anniversary of the Closing Date (whether resulting from voluntary or involuntary prepayments or repayments, acceleration (including as a result of the occurrence of any event described in Section 9.1(h) or otherwise)), including, for the avoidance of doubt, on the Maturity Date, shall be subject to the payment of Specified Repayment Fees as described below in this Section 3.8. Until Payment in Full occurs, all such Specified Repayment Fees shall continue to be due and payable, including after the occurrence of any Default, acceleration, maturity or otherwise. If all or any portion of the outstanding Loans are repaid or prepaid for any reason after the second anniversary of the Closing Date, including, for the avoidance of doubt, on the Maturity Date, the Borrower shall pay the Specified Repayment Fee to the Agent at the time of such prepayment or repayment, together with any other fees payable hereunder. Specified Repayment Fees shall be nonrefundable once paid.
SECTION 3.9    [Reserved].

SECTION 3.10    PIK Interest.With respect to the Loans, during the period from the Closing Date until the Interest Payment Date occurring closest to (but not after) the date that is eighteen (18) months after the Closing Date (the “PIK Period”), so long as no Default has occurred and is continuing on such date, by delivery of written notice to the Agent not less than five (5) Business Days prior to any Interest Payment Date, the Borrower may elect to pay all of the interest accrued on the Loans for the Interest Period ending on such Interest Payment Date “in kind” (“PIK Interest”); provided that during the PIK Period, the Applicable Margin shall be increased by one percent (1.00%) per annum with respect to any such interest paid as PIK Interest.
(b)    In each case, such election shall only relate to interest that is (x) due and payable on such Interest Payment Date and (y) accrued during the Interest Period ending on such Interest Payment Date. In the event the Borrower elects to pay PIK Interest pursuant to this Section 3.10, such PIK Interest shall be capitalized and added to the outstanding principal amount of the Loans on the applicable Interest Payment Date. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized and added pursuant to the foregoing sentence will constitute a portion of the outstanding principal amount of the Loans as of such Interest Payment Date and will bear interest (which shall be due and payable) in accordance with Sections 3.4, 3.5, 3.6 and, to the extent applicable, 3.8. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in the event that any Default has occurred and is continuing on any Interest Payment Date, all interest due and payable on such date must be paid in cash, irrespective of any election at any time by the Borrower to pay such interest in the form of PIK Interest.
SECTION 3.11    Interest Computation.
(a)    Subject to Section 2.2, each Loan shall initially be a SOFR Loan.
(b)    All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
SECTION 3.12    Term SOFR Conforming Changes.
In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
ARTICLE IV
SOFR AND OTHER PROVISIONS
SECTION 4.1    Increased Costs.Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any participation therein (except as otherwise accounted for in the definition of “Term SOFR”, as applicable);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loan Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and/or liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 4.2    Compensation for Losses.In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.11, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 4.3    Taxes.Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any Obligation of a Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by any Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. Each Credit Party agrees that, without duplication, it shall, or shall cause the appropriate Credit Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Credit Parties. Each Credit Party agrees that, without duplication, it shall, or shall cause the appropriate Credit Party to, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11(b) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to such Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably).
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of

Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.4    Payments, Computations; Proceeds of Collateral, Etc. The parties hereto agree as follows:
(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. (New York City time) on the date due in same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
(b)    All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Agent and the Lenders (or any of them) pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Agent and the Lenders (or any of them), and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.
SECTION 4.5    Setoff. Each Lender and the Agent shall, upon the occurrence and during the continuance of any Default described in clauses (i) through (iv), inclusive, of Section 9.1(h) or, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Credit Party and each of its Subsidiaries hereby grants to each Lender and the Agent a continuing security interest in, any and all balances, credits, deposits, accounts (other than Excluded Accounts) or moneys of each Credit Party and each of its Subsidiaries then or thereafter maintained with such Lender or the Agent, as applicable. Each Lender and the Agent agrees promptly to notify the Borrower after any such appropriation and application made by such Lender or the Agent, as applicable; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and the Agent under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender or the Agent, as applicable, may have.
SECTION 4.6    Inability to Determine Rates.

Subject to Section 4.10, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)    the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Majority Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to an ABR Loan in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.2. Subject to Section 4.10, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Agent without reference to clause (iii) of the definition of “ABR” until the Agent revokes such determination.
SECTION 4.7    Sharing of Payments. If any Lender will, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion will (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as will be equitable, so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section will not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loans to any assignee or participant, other than to the Borrower or any of their respective Subsidiaries (as to which the provisions of this subsection will apply).

SECTION 4.8    Mitigation. If any Lender requests compensation under Section 4.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.3, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 4.9    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (iii) of the definition of “ABR”, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (iii) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Agent shall during the period of such suspension compute the ABR without reference to clause (iii) of the definition of “ABR,” in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.2.
SECTION 4.10    Benchmark Replacement Setting.Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.10(a)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 4.10.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.10(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.10.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
ARTICLE V
CONDITIONS PRECEDENT
SECTION 5.1    Conditions to the Borrowing of the Loans on the Closing Date. The obligation of the Lenders to make the Loans on the Closing Date shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request for the Loan Loans pursuant to Section

2.2, and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section.
(a)    Secretary’s Certificate, Etc. The Agent shall have received from each Credit Party (x) a copy of a good standing certificate (to the extent such concept it applicable in any relevant jurisdiction), dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary, Assistant Secretary, or other Authorized Officer, director, managing member or general partner, as applicable, as to:
(i)    resolutions of each such Person’s board of directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;
(ii)    the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person;
(iii)    the full force and validity of each Organic Document of such Person and copies thereof; and
(iv)    certifying that each copy document relating to it specified in this Section 5.1(a) is correct, complete and in full force and effect and has not been amended or superseded as at the date no earlier than the Closing Date;
in each case, upon which certificates the Agent may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, director, managing member or general partner, as applicable, of any such Person cancelling or amending the prior certificate of such Person.
(b)    Closing Date Certificate. The Agent shall have received a certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower (the “Closing Date Certificate”), which certificate shall be in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably) and shall, among other things, represent and warrant that the statements made therein are true and correct as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct. The statements in such certificate shall be limited to (i) (x) the representations and warranties set forth herein and in each Loan Document shall, in each case, be true and correct in all material respects as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representations and warranties that are by their terms qualified by materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects, and (y) no Default or Event of Default under and as defined in this Agreement shall have occurred and then be continuing and (ii) all of the conditions set forth in Section 5.1 have been satisfied.
(c)    Delivery of Notes. The Agent shall have received Notes for each Lender that has requested as such, evidencing the Loans, which Notes shall be duly executed and delivered by an Authorized Officer of the Borrower.
(d)    Financial Information, Etc. The Agent shall have received:

(i)    audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2023; and
(ii)    unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2024, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such Fiscal Quarter.
(e)    Compliance Certificate. The Agent shall have received a Compliance Certificate, dated as of the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.
(f)    Solvency, Etc. The Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Agent.
(g)    Fee Letter. The Agent shall have received the Fee Letter, dated as of the Closing Date, duly executed and delivered by the Borrower, the Agent and the Lenders.
(h)    Security Agreement, etc. The Agent shall have received executed counterparts of the Security Agreement, dated as of the Closing Date, duly executed and delivered by the Credit Parties, together with:
(i)    certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Credit Party, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities (in the case of Capital Securities that are uncertificated securities (as defined in the UCC)), confirmation and evidence satisfactory to the Agent that the security interest therein has been transferred to and perfected by the Agent in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities; provided that Borrower shall be required to pledge 100% of the Capital Securities of any Foreign Subsidiaries existing as of the Closing Date, except to the extent as reasonably determined by the Borrower after consulting with the Agent, such pledge would reasonably be expected to result in material adverse tax consequences to the Borrower, in which case Borrower shall not be required to pledge voting Capital Securities in excess of 65% of the issued and outstanding voting Capital Securities of such Foreign Subsidiaries;
(ii)    financing statements suitable in form for naming each Credit Party as a debtor and the Agent for the benefit of the Secured Parties as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Secured Parties pursuant to the Security Agreement; and
(iii)    any Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the applicable Credit Party;
(i)    Intercompany Subordination Agreement. The Agent shall have received executed counterparts of the Intercompany Subordination Agreement, duly executed and delivered by each Credit Party and each of their respective Subsidiaries.
(j)    Material Agreements. Copies of all Material Agreements and license agreements shall have been made available to the Agent upon its request. The Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that each such contract or agreement is in full force and effect as of the Closing Date and, to the extent applicable, that there have been no changes to each such contract or agreement since the delivery of same in connection with the Existing Credit Agreement. The Agent shall be satisfied in its sole discretion with the terms and conditions of all Material Agreements and license agreements entered into by the Credit Parties and their Subsidiaries.
(k)    Opinions of Counsel. The Agent shall have received one or more legal opinions, dated as of the Closing Date and addressed to the Agent and the Lenders, from independent legal counsel to the Credit Parties, in each case, in form and substance reasonably acceptable to the Agent.
(l)    Fees, Expenses, Etc. The Agent shall have received for its own account and for the account of the Lenders and all fees, costs and expenses due and payable pursuant to Section 11.3, the Fee Letter or any other Loan Documents, including all closing costs and fees and all unpaid reasonable expenses of the Agent and the Lenders incurred in connection with the transactions contemplated hereby (including the Agent’s legal fees and expenses).
(m)    Anti-Terrorism Laws and Beneficial Ownership. The Agent shall have received, as applicable, (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Closing Date, a Beneficial Ownership Certification.
(n)    No Material Adverse Effect. As of the Closing Date, (i) the representations and warranties set forth herein and in each Loan Document are true and correct in all material respects; provided that any representations and warranties that are by their terms qualified by materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects, (ii) no Default or Event of Default shall have then occurred and be continuing, and (iii) no Material Adverse Effect shall have occurred since December 31, 2023.
(o)    Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Credit Party shall be satisfactory in form and substance to the Agent, and the Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Agent may reasonably request.
(p)    Debt Securities and Credit Facilities; Senior Secured Loans. The Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that (i) no Credit Party nor any of its Subsidiaries has issued, or authorized the issuance of, any debt securities or entered into, or authorized the entrance into, any other credit facilities and (ii) the Obligations constitute the sole secured obligations and sole Indebtedness of the Credit Parties (other than Permitted Indebtedness).
(q)    Perfection Certificate. The Agent shall have received a Perfection Certificate, dated as of the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the Authorized Officer of the Borrower.
(r)    Organizational Chart. The Borrower shall have provided an accurate and complete organization chart reflecting all of the direct and indirect subsidiaries of the Borrower (including the applicable ownership percentages of each entity) as of the Closing Date, and the Agent and the Majority Lenders, in their sole discretion, shall have been satisfied with the direct and indirect equity ownership of the Credit Parties.

(s)    Insurance. The Agent shall have received: (i) certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 7.4 is in full force and effect, in each case, in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably); and (ii) certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Agent, required to be maintained pursuant to Section 7.4.
(t)    Repayment of Existing Debt. On or prior to the Closing Date or substantially concurrently with the funding of the Loans, (i) all Indebtedness of each Credit Party and each Subsidiary thereof under the Existing Credit Agreement and all other documents, agreements and instruments related thereto shall have been repaid in full, together with all fees (except for those fees related to the Existing Credit Agreement set forth in the Fee Letter) and other amounts owing thereon, all commitments under the agreements evidencing such Indebtedness shall have been terminated and all letters of credit, if any, issued pursuant to such agreements shall have been terminated, backstopped or cash collateralized, in each case in accordance with the terms of that certain payoff letter, dated on or about the date hereof, by and among the parties to the Existing Credit Agreement and (ii) all security interests in respect of, and Liens securing, the obligations of each such Credit Party and each such Subsidiary, as applicable, under the Existing Credit Agreement and all other documents, agreements and instruments related thereto shall have been terminated and released (except for those documents, agreements and instruments that will continue to secure the Obligations hereunder), and the Agent shall have received all customary payoff letters with respect to such Indebtedness and such releases and other documents related thereto as may have been requested by the Agent, which releases shall be in customary form, in each case in accordance with the terms of that certain payoff letter, dated on or about the date hereof, by and among the parties to the Existing Credit Agreement. Without limiting the foregoing, the Agent shall have received (or been granted authorization to file) (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to any Credit Party or any Subsidiary thereof, as applicable, in connection with the security interests created under the Existing Credit Agreement and all other documents, agreements and instruments related thereto, (y) terminations or reassignments of any security interest in any United States Patents, United States Trademarks, United States Copyrights, or similar United States interests of such Credit Party or such Subsidiary, as applicable, on which filings have been made, and (z) if applicable, terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of such Credit Party or such Subsidiary, as applicable, in each case, to secure the obligations under the Existing Credit Agreement and all other documents, agreements and instruments related thereto, all of which shall be in a form reasonably satisfactory to the Agent.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
In order to induce the Agent and the Lenders to enter into this Agreement, each Credit Party hereby jointly and severally represents and warrants to the Agent and the Lenders as follows:
SECTION 6.1    Organization, Etc.Each Credit Party (i) is validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept it applicable in any relevant jurisdiction), (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, (iii) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it and (iv) in the case of each UK Subsidiary Guarantor, if any, no limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees contemplated by the Loan Documents to which it is a party; except in the cases of clauses (ii) and (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.2    Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by each Credit Party and each of its Subsidiaries of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not:
(a)    contravene (i) any Organic Documents of such Credit Party or such Subsidiary, (ii) any court decree or order binding on or affecting such Credit Party or such Subsidiary, or (iii) any law or governmental regulation binding on or affecting such Credit Party or such Subsidiary; except in the cases of clauses (ii) and (iii), where could not reasonably be expected to result in a Material Adverse Effect; or
(b)    result in (i) or require the creation or imposition of, any Lien on a Credit Party’s or any of its Subsidiaries’ properties (except Permitted Liens) or (ii) a default under any contractual restriction binding on or affecting a Credit Party or any of its Subsidiaries, except in the case of this clause (ii) where such default could not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.3    Government Approval, Regulation, Etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by a Credit Party or any of its Subsidiaries of any Loan Document to which it is a party, except where could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party, each of its Subsidiaries and their respective properties and businesses are in compliance in all material respects with all laws, rules, regulations, orders and court decrees applicable to such Persons, properties or businesses, as the case may be.
SECTION 6.4    Validity, Etc. Each Loan Document to which a Credit Party or any of its Subsidiaries is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
SECTION 6.5    Financial Information. The consolidated financial statements of Holdings or the Borrower, as applicable, and such party’s Subsidiaries furnished to the Agent pursuant to Section 5.1(d) and Sections 7.1(a), (b), and (c) have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
SECTION 6.6    No Material Adverse Change. Since December 31, 2023, there has been no event, occurrence or other circumstance that has resulted in a Material Adverse Effect.
SECTION 6.7    Litigation, Labor Matters and Environmental Matters.Except as set forth on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting any Credit Party or any of its Subsidiaries.
(b)    There are no material labor controversies pending against or threatened, in writing, against or affecting any Credit Party or any of its Subsidiaries.

(c)    No Credit Party nor any of its Subsidiaries (i) has failed to comply with any material Environmental Law or to obtain, maintain or comply with any material Permit under or in connection with any Environmental Law (“Environmental Permit”), (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability or (iv) knows of any basis for any Environmental Liability, that, in the case of clause (ii), (iii) or (iv), could reasonably be expected to result in a Material Adverse Effect.
SECTION 6.8    Subsidiaries. Schedule 6.8 sets forth the name and jurisdiction of incorporation or formation of each direct and indirect Subsidiary of Holdings. Except as set forth on Schedule 6.8, neither Holdings nor any of its Subsidiaries owns or holds, whether beneficially or of record, any Capital Securities of any other Person. All of the outstanding Capital Securities of Holdings’ Subsidiaries as set forth on Schedule 6.8 have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Holdings free and clear of all Liens except for Permitted Liens.
SECTION 6.9    Ownership of Properties. Each Credit Party and each of its Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and material assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Permitted Liens.
SECTION 6.10    Taxes. Each Credit Party and each of its Subsidiaries has filed all income and other material Tax returns and reports required by law to have been filed by it and each Credit Party has paid all material Taxes owed (whether or not shown on any such Tax returns), except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and that are set forth on Schedule 6.10.
SECTION 6.11    Pension Plans, Etc. As of the date hereof, (i) the Borrower is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA nor a “plan,” as defined in and subject to Section 4975 of the Code, (ii) none of the assets of any Credit Party or any of their respective Subsidiaries constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (iii) no Credit Party nor any of its Subsidiaries constitutes a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) to the knowledge of any Credit Party, transactions by or with a Credit Party are not subject to any statute, rule or regulation regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA. Each Welfare Plan and each “employee pension benefit plan, as defined in Section 3(1) of ERISA that is sponsored or maintained by any Credit Party, has been established and operated in compliance with applicable law, and there is no liability outstanding with respect to any such Welfare Plan or employee pension benefit plan, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 6.11, no formal steps have been taken to terminate any Pension Plan maintained or contributed to any Credit Party or any of its Subsidiaries. No ERISA Event has occurred with respect to any Pension Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by any Credit Party, any of its Subsidiaries or any ERISA Affiliate of any liability, fine or penalty which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Credit Party, nor any of its Subsidiaries has any Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date hereof, there are no Multiemployer Plans to which any Credit Party or any of its Subsidiaries has incurred any Liability.

SECTION 6.12    Accuracy of Information None of the factual information (excluding information of a general economic or industry nature and, for the avoidance of doubt, any budgets, financial statements, forecasts, projections or other forward-looking statements (provided, that, such statements were prepared in good faith based upon assumptions reasonably believed by the preparer)) heretofore or contemporaneously furnished in writing to the Agent or any Lender by or on behalf of any Credit Party or any of its Subsidiaries in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information, in the light of the circumstances under which they were made, not materially misleading.
SECTION 6.13    Regulations U and X. No Credit Party and none of its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.14    Solvency. The Borrower is Solvent, and the Credit Parties and their Subsidiaries taken as a whole, on a consolidated basis, are Solvent.
SECTION 6.15    Intellectual Property.Schedule 6.15(a) sets forth a complete and accurate list of all (A) applied for, issued or registered Patents, (B) registered Trademarks and any pending registrations for Trademarks, and (C) registered Copyrights and any other registered Intellectual Property, in each case owned by a Credit Party or any of its Subsidiaries, as applicable; provided that no Intellectual Property that is not Material Intellectual Property shall be required to be listed on Schedule 6.15(a). For each item of Material Intellectual Property listed on Schedule 6.15(a), the applicable Credit Party or Subsidiary has, where relevant, indicated the following: the countries in each case in which such item is patented, registered or applied for, the application numbers, the registration or patent numbers, the filing and registration dates, and the owner of such item of Material Intellectual Property.
(b)    Each Credit Party and each of its Subsidiaries owns, free and clear of any and all Liens other than Permitted Liens, or has a valid license to all Intellectual Property material to or otherwise necessary for the operation of the business of such Credit Party and Subsidiary. All Material Intellectual Property set forth or required to be set forth on Schedule 6.15(a) is in full force and effect, and has not expired, lapsed or been forfeited, cancelled or abandoned. Each Credit Party and each of its Subsidiaries is the exclusive owner of all right, title and interest in and to, all such Material Intellectual Property that is owned or purported to be owned by such Person.
(c)    Each Credit Party and each of its Subsidiaries has taken commercially reasonable measures consistent with commercially reasonable practices in the industry in which it operates to maintain and protect its Material Intellectual Property, and there are no unpaid maintenance or renewal fees payable by such Person that are currently overdue or due prior to the Closing Date for any of such registered Material Intellectual Property.
(d)    There is no proceeding challenging the validity or enforceability of any Material Intellectual Property set forth on Schedule 6.15(a), no Credit Party nor any of its Subsidiaries is involved in any such proceeding with any Person and none of such Material Intellectual Property is the subject of any Other Administrative Proceeding.
(e)    Each item of Material Intellectual Property listed in Schedule 6.15(a) is, to the knowledge of the Credit Parties, valid, enforceable and, where registered, subsisting, and nothing has been knowingly done or omitted to have been done by the Credit Parties, that could reasonably be expected to affect the validity or enforceability of such Material Intellectual Property.
(f)    Except for as set forth on Schedule 6.15(c)(i), to the knowledge of the Credit Parties, no third party is infringing, misappropriating or otherwise violating any Material Intellectual Property of any Credit Party or Subsidiary.
(g)    To the knowledge of the Credit Parties, no Credit Party or Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property rights of any other Person in any material manner.
SECTION 6.16    Data Privacy.
(a)    Each Credit Party and each of its Subsidiaries complies with all applicable federal, state, local and foreign laws, rules and regulations pertaining to data privacy (“Privacy Laws”), except to the extent that any compliance failure would not reasonably be expected to have a Material Adverse Effect. There is no pending, nor has there even been any, complaint, audit, proceeding, investigation, or claim against any Credit Party or any of its Subsidiaries initiated by any Governmental Authority alleging that any collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) of the Credit Party and each of its Subsidiaries is in violation of any applicable Privacy Laws, except to the extent that any such complaint, audit, proceeding, investigation or claim would not reasonably be expected to result in a Material Adverse Effect.
(b)    Each Credit Party and each of its Subsidiaries takes commercially reasonable steps to protect Personal Data in its possession or control against damage or loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, except to the extent that failure to take such steps would not reasonably result in a Material Adverse Effect. To the knowledge of the Credit Parties, in the past three years, there has been no unauthorized access, use, or disclosure by a third-party of Personal Data in the possession or control of any Credit Party or any of its Subsidiaries with regard to any Personal Data of such Credit Party or such Subsidiary, except to the extent any such unauthorized access or use, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)    Neither any Credit Party nor any of its Subsidiaries targets its products and services to children (persons under the age of 13), and neither any Credit Party nor any of its Subsidiaries knowingly collect Personal Data from children.
(d)    Holdings and each of its Subsidiaries has implemented applicable written policies relating to Data Activities, including, a publicly posted website privacy policy, mobile app privacy policy and annual privacy statements required by federal, state, local or foreign law, rule, or regulation, as applicable, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). At all times, Holdings and each of its Subsidiaries has been and is in compliance with all such Privacy and Data Security Policies, and neither Holdings nor any of its Subsidiaries engages in any undisclosed collection of Personal Data on its website or any third-party websites, except to the extent any such noncompliance or undisclosed collection would not reasonably be expected to have a Material Adverse Effect or otherwise result in a material violation of any applicable law.
(e)    Holdings and each of its Subsidiaries have provided notifications to, and have obtained consent from, Persons regarding its Data Activities where such notice or consent is required by Privacy Laws. Holdings and each of its Subsidiaries have collected all Personal Data in accordance with its Privacy Policies and Privacy Laws, and Holdings’ and each of its Subsidiaries’ collection of such

Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions.
(f)    Holdings and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable measures and procedures to ensure that Holdings’ and each of its Subsidiaries’ Systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up to date antivirus software.
(g)    Holdings and each of its Subsidiaries is, and at all times has been in compliance with all U.S. federal and state laws and regulations pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule, except to the extent any such noncompliance would not reasonably be expected to result in a material violation of any applicable law.
SECTION 6.17    Material Agreements. As of the Closing Date, set forth on Schedule 6.17 is a complete and accurate list of each Material Agreement of the Credit Parties and their Subsidiaries, with a reasonable description of the parties, subject matter thereof and amendments, waivers and modifications thereto. As of the Closing Date, each such Material Agreement (i) is in full force and effect and is binding upon and enforceable against each Credit Party or Subsidiary party thereto and to the knowledge of such Credit Party or Subsidiary, all other parties thereto in accordance with its terms, and (ii) has not suffered any material default thereunder. As of the Closing Date, no Credit Party nor any of its Subsidiaries has taken any action that could reasonably be expected to permit any other Person party to any Material Agreement to have, and no such Person otherwise has, any material defenses, counterclaims or rights of setoff thereunder.
SECTION 6.18    Permits The Credit Parties and their Subsidiaries have all material Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of its business and the distribution of the Products. All such Permits are validly held and there are no material defaults thereunder.
SECTION 6.19    Regulatory Matters. With respect to each Product:
(a)    Set forth on Schedule 6.19(a) is a complete and accurate list of all material Regulatory Authorizations relating to the Credit Parties and their Subsidiaries, the conduct of their business, and the Products (on a per Product basis). All such material Regulatory Authorizations are (i) legally and beneficially owned exclusively by the Credit Parties and their Subsidiaries, as applicable, free and clear of all Liens other than Permitted Liens, and (ii) as applicable, validly registered and on file with the applicable Governmental Authority, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority. All required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, medical device reports (MDRs) and other reports of adverse experiences or product malfunctions, and reports of corrections or removal) and other required filings with respect to the Products for the last five (5) years have been timely filed with the FDA and all other applicable Governmental Authorities.
(b)    (i) All regulatory filings required by any Regulatory Authority or in respect of any Regulatory Authorization with respect to any Product or any Product Development and Commercialization Activities which represented, in the aggregate, 15% or more of Net Sales in any applicable year, in the last five (5) years have been made, and all such filings above such threshold are complete and correct and have complied in all material respects with all applicable laws and regulations, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by the Credit Parties and their

Subsidiaries in accordance with all applicable laws and regulations along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) the Credit Parties and their Subsidiaries have disclosed to the Agent all such regulatory filings and all material communications between representatives of the Credit Parties (and their Subsidiaries) and any Regulatory Authority.
(c)    The Credit Parties, their Subsidiaries and the agents thereof are in compliance in all material respects with all applicable statutes, rules and regulations (including all Healthcare Laws and Regulatory Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto. The Credit Parties and their Subsidiaries have and maintain in full force and effect all the necessary and requisite Regulatory Authorizations. The Credit Parties and their Subsidiaries are in compliance in all material respects with all applicable registration and listing requirements set forth in the FD&C Act or equivalent regulation of each other Governmental Authority having jurisdiction over such Person. The Credit Parties and their Subsidiaries adhere in all material respects to all applicable regulations of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities related thereto.
(d)    Except as set forth on Schedule 6.19(d), no Credit Party nor any of its Subsidiaries has received from any Regulatory Authority any notice of alleged non-compliance or adverse findings with respect to any Product or any Product Development and Commercialization Activities related thereto which represented, in the aggregate, 15% or more of Net Sales in any applicable year, including any FDA Form 483 inspectional observations, notices of violations, Warning Letters, untitled letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar communication from any Regulatory Authority within the last five (5) years. Except as set forth on Schedule 6.19(d), there have been no recalls, market withdrawals, field notifications or corrections, detentions, seizures, notifications or allegations of misbranding or adulteration or safety alerts conducted, requested, or threatened by any Regulatory Authority, or (for example in the case of a recall) initiated by Credit Party or any of its Subsidiaries, relating to any Products which represented, in the aggregate, 15% or more of Net Sales in any applicable year within the last five (5) years. No Credit Party nor any of its Subsidiaries has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Regulatory Authorization, including that any of the Products is misbranded or adulterated as defined in the FD&C Act, in each case of the foregoing, which represented, in the aggregate, 15% or more of Net Sales in any applicable year within the last five (5) years.
(e)    No Credit Party, nor any of its Subsidiaries, nor any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
(f)    Except as set forth on Schedule 6.19(f), no Credit Party nor any of its Subsidiaries has received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or threatened to commence or initiate, any action to withdraw any Regulatory Authorization, requested the recall (whether by correction or removal) of any Products or commenced or initiated or threatened to commence or initiate, any action to enjoin any Product Development and Commercialization Activities of such Credit Party or such Subsidiary, in each case, which represented, in the aggregate, 15% or more of Net Sales in any applicable year,.

(g)    Except as set forth on Schedule 6.19(g), the clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by the Credit Parties and their Subsidiaries, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted in accordance with all applicable Regulatory Authorizations and Healthcare Laws in all material respects.
(h)    The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair any Credit Party’s or any of its Subsidiaries’ ownership of or rights under (or the license or the right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner, and no consent or other authorization of any Governmental Authority is required in connection with the transactions contemplated hereby, including the Liens granted in connection herewith and the exercise of rights and remedies with respect thereto.
SECTION 6.20    Transactions with Affiliates. Except as set forth on Schedule 6.20, no Credit Party and none of its Subsidiaries has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate during the three (3)-year period prior to the Closing Date, which would not be permitted pursuant to Section 8.11.
SECTION 6.21    Investment Company Act. No Credit Party and none of its Subsidiaries is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 6.22    OFAC. No Credit Party, any of its Subsidiaries, any Related Party, any of their respective directors, officers, or employees nor any agents or other persons acting on behalf of any of the foregoing (a) is currently the target of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, (c) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (d) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loans, and none of the proceeds from the Loans, have been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Agent, any Lender and its and their respective Affiliates) of Sanctions.
SECTION 6.23    Anti-Corruption. No Credit Party, any of its Subsidiaries, any Related Party, or any of their respective directors, officers, or employees or any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (a) violated or is in violation of any applicable anti-corruption law, (b) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (c) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.
SECTION 6.24    Deposit and Disbursement Accounts. Schedule 6.24 contains a list of all banks and other financial institutions at which any Credit Party or any of its Subsidiaries maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name and address of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor. Subject to the proviso in Section 7.12(a), each such account (other than each Excluded Account) is a Controlled Account.

SECTION 6.25    Registration Rights. Except as set forth on Schedule 6.25, no Credit Party and none of its Subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, to any Person.
SECTION 6.26    Royalty and Other Payments. Except as set forth on Schedule 6.26, no Credit Party and none of its Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.
SECTION 6.27    Sale and Leaseback. No Credit Party and none of its Subsidiaries has entered, directly or indirectly, into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental or such property or other similar property from such Person, except for any transactions permitted by Section 8.13.
SECTION 6.28    Senior Secured Obligations. The Obligations constitute the sole senior secured obligations and sole Indebtedness (except as set forth in Schedule 8.2(c)) of the Credit Parties and their Subsidiaries.
SECTION 6.29    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects.
ARTICLE VII
AFFIRMATIVE COVENANTS
The Credit Parties hereby jointly and severally covenant and agree for the benefit of the Agent and the Lenders that, until the Termination Date has occurred, the Credit Parties will perform or cause to be performed by each of their respective Subsidiaries, as applicable, the obligations set forth below.
SECTION 7.1    Financial Information, Reports, Notices, Etc. Holdings will furnish the Agent copies of the following financial statements, reports, notices and information:
(a)    as soon as available and in any event within thirty (30) days after the end of each calendar month, an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month and consolidated statements of income and cash flow of Holdings and its Subsidiaries for such applicable period, including (in each case), in comparative form the figures for the corresponding month in, and year to date portion of, the immediately preceding Fiscal Year and as provided in the budget delivered pursuant to clause (e) below for the current Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of Holdings (subject to normal year-end audit adjustments) together with evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably) that the Credit Parties were in compliance with Section 8.4(a) for such calendar month;
(b)    as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of each Fiscal Year), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter, and consolidated statements of income and cash flow of Holdings and its Subsidiaries for such period, including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of Holdings and its Subsidiaries (subject to normal year-end audit adjustments);
(c)    (i) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year, and the related unaudited consolidated statements of income and cash flow of Holdings and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of Holdings and its Subsidiaries; and (ii) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Agent, which shall include a calculation of the financial covenants set forth in Section 8.4 and stating that, in performing the examination necessary to deliver the audited financial statements of Holdings, no knowledge was obtained of any Event of Default;
(d)    concurrently with the delivery of the financial information required to be delivered pursuant to clauses (b) and (c) above for each Fiscal Quarter and each Fiscal Year, a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of Holdings, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Holdings or any of its Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8) and (iii) including a list of all Immaterial Subsidiaries and setting forth in reasonable detail the Net Sales and Assets, in each case, attributable to each such Immaterial Subsidiary for the applicable Measurement Period;
(e)    as soon as available and in any event within thirty (30) days after the end of each Fiscal Year, an annual budget, a business plan and financial forecasts of Holdings and its Subsidiaries for the then current Fiscal Year of Holdings, in form and substance as approved by the board of directors (or equivalent) of Holdings, which shall include a projection of income and a projected cash flow statement for each Fiscal Quarter in such Fiscal Year and a projected balance sheet as of the end of each Fiscal Quarter in such Fiscal Year, in each case prepared in reasonable detail, with appropriate presentation and discussion (in reasonable detail) of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of an Authorized Officer of Holdings to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of Holdings for the respective periods covered thereby;
(f)    as soon as possible and in any event within three (3) Business Days after Holdings obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of Holdings setting forth details of such Default, event or occurrence and the action which Holdings has taken and proposes to take with respect thereto;
(g)    as soon as possible and in any event within three (3) Business Days after Holdings obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) and in the following clause (ii) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7 or alleging potential or actual violations of any Healthcare Laws, notice thereof and, to the extent the Agent or any Lender requests, copies of all documentation relating thereto;
(h)    as soon as possible and in any event within three (3) Business Days after Holdings obtains knowledge of any return, recovery, dispute or claim related to any Product or inventory that involves more than $1,500,000, written notice thereof from an Authorized Officer of Holdings which notice shall include any statement setting forth details of such return, recovery, dispute or claim;

(i)    as soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence of any ERISA Event which could reasonably be expected to result in the incurrence by a Credit Party or any of its Subsidiaries of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto, written notice thereof from an Authorized Officer of Holdings, which notice shall include a statement setting forth details of such events;
(j)    promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Credit Party or any of its Subsidiaries files with the SEC or any national securities exchange;
(k)    promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to Holdings or any of its Subsidiaries by the independent public accountants referred to in Section 7.1(c) in connection with each audit made by such accountants; and
(l)    such other financial and other information as the Agent or any Lender may from time to time reasonably request (including information and reports in such detail as the Agent or any Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate).
SECTION 7.2    Maintenance of Existence; Compliance with Contracts, Laws, Etc. Each Credit Party will, and will cause each of its Subsidiaries to, (i) preserve and maintain its legal existence (except as otherwise permitted by Section 8.8) and (ii) comply in all material respects with all applicable laws, rules, regulations and orders, including all Healthcare Laws and the payment (before the same become delinquent) of all material Taxes imposed upon such Credit Party or such Subsidiary or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Credit Party or such Subsidiary.
SECTION 7.3    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its respective material properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary material repairs, renewals and replacements so that the business carried on by such Credit Party or such Subsidiary may be properly conducted at all times in all material respects, unless the Disposition of such property is otherwise permitted by Section 8.8 or Section 8.9.
SECTION 7.4    Insurance. Each Credit Party will, and will cause each of its Subsidiaries to, maintain:
(a)    insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Credit Party or such Subsidiary; and
(b)    all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
Without limiting the foregoing, on or within forty-five (45) days of the Closing Date (or such longer period as the Agent may agree in its reasonable discretion) all insurance policies required pursuant to this Section shall (i) name the Agent, for the benefit of the Secured Parties, as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without the prior written notice to the Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents. If any Credit Party or any of its Subsidiaries fails to provide or pay for any such insurance, the Agent may but is not obligated to, obtains the same at such Credit Party’s or such Subsidiary’s expense.
SECTION 7.5    Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Agent, any Lenders or any of their respective representatives, at reasonable times and intervals upon reasonable notice to Holdings, to visit such Credit Party’s or such Subsidiary’s offices, to discuss such Credit Party’s or such Subsidiary’s financial matters with its officers and employees, and its independent public accountants (and the Credit Parties hereby authorize such independent public accountant to discuss such Credit Party’s or such Subsidiary’s financial matters with the Agent, any Lenders or any of their respective representatives whether or not any representative of such Credit Party or such Subsidiary, as applicable, is present) and to examine (and photocopy extracts from) any of its books and records. The Credit Parties will, and will cause each of their Subsidiaries to, pay all fees and expenses of the Agent or such Lender, including any fees of such independent public accountant incurred in connection with the Agent’s or any Lender’s exercise of its rights pursuant to this Section; provided, however, that in the absence of a Default and an Event of Default, the Credit Parties shall not be responsible for the costs associated with more than one such visit or inspection during any Fiscal Year.
SECTION 7.6    Environmental Law Covenant. Each Credit Party will, and will cause each of its Subsidiaries to, (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith and (ii) promptly notify the Agent of, and provide the Agent with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities.
SECTION 7.7    Use of Proceeds. Proceeds of the Loans shall be used only to (i) refinance the outstanding obligations under the Existing Credit Agreement and (ii) pay certain fees, costs, and expenses incurred in connection with such refinancing and entry into this Agreement, the other Loan Documents and the transactions contemplated hereby.
SECTION 7.8    Future Guarantors, Security, Etc. Each Credit Party agrees that:
(a)    it will, and will cause each of its Subsidiaries, except for Immaterial Subsidiaries and Foreign Excluded Subsidiaries, existing as of the Closing Date to, execute any documents, Mortgages and Mortgage Instruments (subject to the limitation set forth in Section 7.8(c)), UCC-1 financing statements, UCC-3 termination statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents; including, without limitation, actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets of the Credit Parties located or titled outside of the United States or to perfect or make enforceable any security interests in any Collateral;
(b)    it will cause each of its Subsidiaries, except for any Immaterial Subsidiary and any Foreign Excluded Subsidiary, that is acquired or organized by it after the Closing Date to, on or within thirty (30) days of such acquisition or organization (or such longer period as the Agent may agree in its sole discretion), to (i) execute a supplement (in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably)) to each applicable Loan Document (including the Security Agreement, the Intercompany Subordination Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and other security documents, and the Subsidiary Guaranty) in favor of the Agent and the other Secured Parties, (ii) execute or deliver such other

UCC-1 financing statements, UCC-3 termination statements, documents, Mortgages and Mortgage Instruments, agreements and instruments as the Agent may reasonably request, and (iii) take all further action that may be required under applicable law, or that the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents; provided that no Mortgage or Mortgage Instruments will be required with respect to any real property having a fair market value of less than $2,500,000;
(c)    it will cause each of its Subsidiaries organized under the under the laws of England and Wales, except for any Immaterial Subsidiary and any Foreign Excluded Subsidiary, that is acquired or organized by it after the Closing Date to, on or within thirty (30) days of such acquisition or organization (or such longer period as the Agent may agree in its sole discretion), to deliver to the Agent: (A) a certificate, duly executed and delivered by such Person’s Secretary or Assistant Secretary, director, managing member or general partner, as applicable, as to: (i) resolutions of each such Person’s board of directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing (x) the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby and (y) a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party; (ii) a copy of (x) a resolution of the board of directors of such Subsidiary approving the terms of the resolution referred to in sub-clause (i) above; (y) a resolution of all of the shareholders of each such subsidiary approving the terms of the resolution referred to in sub-clause (i) above; and (z) a resolution of the board of directors of each shareholder referred to in the preceding sub-clause (y) that is a corporate body, approving the execution by such corporate shareholder of the resolution referred to in the preceding sub-clause (y); (iii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; (iv) the full force and validity of each Organic Document of such Person and copies thereof; and certifying that each copy document relating to it specified in this clause is correct, complete and in full force and effect and has not been amended or superseded as at the date no earlier than the date of such certificate, in each case in this sub-clause (A), upon which certificates the Agent may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, director, managing member or general partner, as applicable, of any such Person cancelling or amending the prior certificate of such Person; (B) a certificate, duly executed and delivered by a director of such Subsidiary, which certificate shall be in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably) and shall certify that borrowing or guaranteeing, as applicable, and securing the Loan Commitment Amount would not cause any borrowing, guarantee, security or any similar limit binding on such Subsidiary to be exceeded; (C) at least two originals of an English law debenture (the “Debenture”) executed by such Subsidiary created or expressed to be created in favor of the Agent, together with, a copy of all notices required to be sent under the Debenture executed by such Subsidiary and all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Subsidiary in blank in relation to the assets subject to or expressed to be subject to the debenture security and other documents of title to be provided under the Debenture; and (D) with respect to each company incorporated in the United Kingdom whose shares are the subject of the Debenture security (a “Charged Company”), either: (i) a certificate of an Authorized Officer of Holdings certifying that: (A) each of Holdings and its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from such Charged Company, (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares and (C) together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of such Charged Company, which, in the case of a Charged Company that is a Subsidiary Guarantor, is certified by an Authorized Officer of Holdings to be correct, complete and not amended or superseded as at a date no earlier than the Closing Date; or a certificate of an Authorized

Officer of Holdings certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006;
(d)    it will promptly notify the Agent of any real property subsequently acquired by it or any of its Subsidiaries, except for Immaterial Subsidiaries and Foreign Excluded Subsidiaries, and will provide the Agent with a description of such real property, the acquisition date thereof and the purchase price therefor, and if reasonably requested by the Agent, on or within sixty (60) days of such acquisition (or such longer period as the Agent may agree in its sole discretion) execute and deliver Mortgages and Mortgage Instruments in order to grant perfected and first priority Liens on such real property; provided that no Mortgage or Mortgage Instruments will be required with respect to any real property having a fair market value of less than $2,500,000;
(e)    it will, and will cause each of its Subsidiaries, except for Immaterial Subsidiaries and Foreign Excluded Subsidiaries, to, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Agent shall designate, it being agreed that it is the intent of the parties that the Obligations shall at all times be secured by, among other things, substantially all the assets of Credit Parties and such Subsidiaries (including personal property acquired subsequent to the Closing Date), in each case, located in the United States and in any non-U.S. jurisdiction; provided that a pledge of 100% of the Capital Securities of any Foreign Subsidiary acquired or organized after the Closing Date shall be required, except to the extent as reasonably determined by the Borrower after consulting with the Agent, such pledge would reasonably be expected to result in material adverse tax consequences to the Borrower or Holdings, in which case Borrower shall not be required to pledge voting Capital Securities in excess of 65% of the issued and outstanding voting Capital Securities of such Foreign Subsidiary;
(f)    it will, and will cause each of its Subsidiaries, except for Immaterial Subsidiaries, and Foreign Excluded Subsidiaries to, at its cost and expense, promptly upon acquisition, filing or issuance of any Patent, Trademark, Copyright, material Product Agreement or other Material Intellectual Property anywhere in the world, notify the Agent of such acquisition, filing or issuance of any Patent, Trademark, Copyright, material Product Agreement or other Material Intellectual Property and execute a supplement (in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably)) to each applicable Loan Document (including the Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and other security documents); and
(g)    all Liens described above in this Section 7.8 will be created under the Loan Documents in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders acting reasonably), and each Credit Party will, and will cause each of its Subsidiaries, except for Immaterial Subsidiaries and Foreign Excluded Subsidiaries, to, deliver or cause to be delivered to the Agent all such instruments and documents (including legal opinions and lien searches) as the Agent shall reasonably request to evidence compliance with this Section 7.8.
SECTION 7.9    Obtaining of Permits, Etc. With respect to Products, each Credit Party will, and will cause each of its Subsidiaries to, obtain, maintain and preserve, and take all necessary action to timely renew all Permits (including Key Permits) and accreditations which are necessary in the proper conduct of its business.
SECTION 7.10    Product Licenses. Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain each Permit, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which such Credit Party or such Subsidiary is required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the

Products which represented, in the aggregate, 15% or more of Net Sales in any applicable year and (ii) upon request of the Agent, promptly provide evidence of same to the Agent.
SECTION 7.11    Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc. With respect to the Products, each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain in full force and effect all Regulatory Authorizations, contract rights, or other rights necessary for the material operations of its business, (ii) notify the Agent, promptly after learning thereof, of any Product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by such Credit Party, such Subsidiary or its respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product which represented, in the aggregate, 15% or more of Net Sales in any applicable year, or any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to, all Material Intellectual Property owned by such Credit Party or such Subsidiary, (iv) notify the Agent, promptly after learning thereof, of any infringement or other violation by any Person of its Material Intellectual Property and respond to such infringement or other violation in a manner determined within the reasonable judgement and at the sole expense of such Credit Party and (v) notify the Agent, promptly after learning thereof, of (x) any claim by any Person that the conduct of such Credit Party’s or such Subsidiary’s business (including the development, manufacture, use, sale or other commercialization of any Product) infringes any material Intellectual Property of such Person and, if requested by the Agent, use commercially reasonable efforts to resolve such claim, or (y) any event, circumstance, act or omission that could reasonably be expected to cause any representation or warranty contained in Section 6.19 to be incorrect in any material respect if such representation or warranty was to be made at the time such Credit Party or such Subsidiary learned of such event, circumstance, act or omission.
SECTION 7.12    Cash Management. Each Credit Party will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to:
(a)    maintain all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes (other than Excluded Accounts) with a bank or financial institution that has executed and delivered to the Agent a Controlled Account Agreement in form and substance reasonably acceptable to the Agent; each such deposit account, disbursement account, investment account (or similar account) and lockbox (each, a “Controlled Account”) shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and the Credit Parties shall have granted a Lien to the Agent, for the benefit of the Secured Parties, over such Controlled Accounts; provided that the Credit Parties shall cause each account existing as of the Closing Date to become a Controlled Account on or within sixty (60) days of the Closing Date (or such longer period as the Agent may agree in its reasonable discretion); and
(b)    deposit promptly, and in any event no later than fourteen (14) Business Days after the date of receipt thereof, all checks, drafts, other similar items of payment or cash, in each case, in an amount in excess of $500,000, in each case, relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts.
At any time after the occurrence and during the continuance of an Event of Default, at the request of the Agent, the Credit Parties and their Subsidiaries will cause all payments constituting proceeds of accounts to be directed into lockbox accounts under Controlled Account Agreements in form and substance satisfactory to the Agent.

ARTICLE VIII
NEGATIVE COVENANTS
The Credit Parties hereby jointly and severally covenant and agree for the benefit of the Agent and the Lenders that until the Termination Date has occurred unless the Majority Lenders shall otherwise consent in writing, the Credit Parties will perform or cause to be performed by each of their respective Subsidiaries, as applicable, the obligations set forth below.
SECTION 8.1    Business Activities. No Credit Party will, nor will it permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental or complimentary thereto and reasonable extensions thereof.
SECTION 8.2    Indebtedness. No Credit Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than the following (“Permitted Indebtedness”):
(a)    Indebtedness in respect of the Obligations;
(b)    unsecured Indebtedness of any Credit Party pursuant to Hedging Agreements solely for purposes of hedging the rate of interest payable on the outstanding principal amount of the Loans;
(c)    Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c);
(d)    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business and consistent with past practice but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;
(e)    purchase money Indebtedness and Capitalized Lease Liabilities incurred by any Credit Party in an aggregate amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 8.2(j), not to exceed $4,500,000;
(f)    Indebtedness (i) arising from customary agreements for indemnification related to sales of goods, licensing of Intellectual Property or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition permitted hereunder of any business, assets or Subsidiary of Holdings, (ii) representing deferred compensation to employees of a Credit Party or any of its Subsidiaries incurred in the ordinary course of business consistent with past practice, and (iii) representing customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(g)    Indebtedness with respect to cash management obligations and other Indebtedness in respect of automatic clearing house arrangements, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;
(h)    unsecured Indebtedness in the nature of account or trade payables originated in the ordinary course of business;
(i)    (i) intercompany Indebtedness of any Credit Party or a Subsidiary thereof owing to another Credit Party or a Subsidiary thereof, in each case, subject to the Intercompany Subordination Agreement; provided that any intercompany Indebtedness made to a Subsidiary that is not a Credit Party shall be for the sole purpose of payroll expenses and other operational costs incurred by such Subsidiary in the ordinary course of business and consistent with past practice; and (ii) unsecured guarantees of outstanding Permitted Indebtedness made in the ordinary course of business by the Borrower or any Subsidiary of obligations of any Credit Party permitted hereunder in an aggregate amount not to exceed $1,500,000 at any time outstanding; provided that to the extent that any such Permitted Indebtedness is subordinated to the Obligations, such guarantees are similarly subordinated;
(j)    (i) Indebtedness of the Borrower or any Subsidiary Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided that (x) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this Section 8.2(j), when combined with the aggregate principal amount of all purchase money Indebtedness and Capitalized Lease Liabilities incurred pursuant to Section 8.2(e), does not exceed $4,500,000 at any time outstanding and (ii) extensions, renewals, refinancings and replacements thereof; provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Indebtedness;
(k)    Indebtedness at any time incurred in connection with financing insurance premiums in respect of insurance policies insuring assets or businesses of any Credit Party written or arranged in the ordinary course of business consistent with past practice;
(l)    Indebtedness of any Subsidiary that is not a Credit Party in an aggregate outstanding principal amount not to exceed $2,000,000;
(m)    Indebtedness constituting letters of credit in an aggregate face amount at any time outstanding not to exceed $6,000,000; provided, in each case, that any such letter of credit is used solely to secure obligations in respect of a lease or sublease of a Credit Party or any of its Subsidiaries; and other Indebtedness in an aggregate outstanding principal amount not to exceed $1,500,000; and
(n)    unsecured Indebtedness of Holdings in respect of any subordinated convertible promissory note, in an aggregate principal amount not to exceed $75,000,000 (plus the amount of interest paid-in-kind thereon pursuant to the terms of such notes on the date of incurrence thereof); provided that (x) such Indebtedness shall not mature before the date that is ninety-one (91) days after the Maturity Date, (y) such Indebtedness shall not permit cash payments with respect to the principal or interest thereon and (z) such Indebtedness shall at all times be subject to a subordination agreement in form and substance satisfactory to the Agent;
provided that, no Indebtedness otherwise permitted by clauses (e) or (j) of this Section 8.2 shall be assumed, created or otherwise incurred if at the time of such assumption, creation or incurrence, a Default has occurred and is then continuing or could reasonably be expected to result therefrom.
SECTION 8.3    Liens. No Credit Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):
(a)    Liens securing payment of the Obligations;
(b)    Liens existing on the Closing Date which are disclosed in Schedule 8.3(b);
(c)    Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(d)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
(e)    judgment Liens in existence for less than sixty (60) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1(f);
(f)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
(g)    Liens for Taxes not yet due and payable or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(h)    purchase money security interests in real property, improvements thereto, equipment or other assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary Guarantor; provided that (i) such security interests secure Indebtedness permitted by Section 8.2(e) or Section 8.2(j), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within two hundred seventy (270) days after such acquisition (or construction) (or in the case of the first or any successive extensions, renewals or refinancings of the underlying Indebtedness, such security interests are incurred and the security is created within thirty (30) days after the incurrence of such new Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
(i)    any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries as lessees in the ordinary course of business and covering only the assets so leased;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(k)    Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;
(l)    the cash collateralization of any letter of credit obligations incurred pursuant to Section 8.2(m) in an amount not to exceed 105% of the face amount thereof; and
(m)    other Liens securing Indebtedness and other obligations in an aggregate outstanding principal amount not to exceed $1,500,000.
SECTION 8.4    Financial Covenants.Minimum Liquidity. The Credit Parties shall maintain at all times Liquidity in an amount equal to or greater than $25,000,000 (the “Liquidity Covenant”); provided that in the event that the Credit Parties fail to comply with the Liquidity Covenant as of any date from and after the date of written notice to, or knowledge of, the Borrower of such noncompliance until the expiration of the thirtieth (30th) Business Day subsequent to such date of such written notice or knowledge, Holdings shall have the right to issue common equity (or other Qualified Capital Securities that are preferred equity or other equity) for cash or otherwise receive cash contributions to its capital and, in either case, directly contribute any such cash to the common equity (or other Qualified Capital Securities that are preferred equity or other equity) capital of the Borrower (the “Liquidity Cure Right”), and upon the receipt by the Borrower of such cash in an amount not less than the greater of (x) $5,000,000 and (y) the amount necessary to cure the failure to comply with the Liquidity Covenant (the “Liquidity Cure Amount”), the calculation of Liquidity as used in the Liquidity Covenant shall be recalculated giving effect to the following pro forma adjustments: (a) Liquidity shall be increased, solely for the purpose of measuring the Liquidity Covenant for each day prior to receipt of the Liquidity Cure Amount for which a Liquidity Cure Right has been exercised in accordance with this Section 8.4(a) and not for any determination made following receipt of such Liquidity Cure Amount or for any other purpose under this Agreement, by an amount equal to the Liquidity Cure Amount (it being understood and agreed that previously received proceeds of any exercise of the Liquidity Cure Right shall be counted in calculating Liquidity following receipt thereof to the extent and for so long as such proceeds constitute Liquidity) and (b) if, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the Liquidity Covenant, the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for all purposes of this Agreement.
(b)    Minimum Net Sales. As of the last day of each Fiscal Quarter set forth below, Net Sales for the twelve (12) consecutive month period ending on the last day of such Fiscal Quarter shall not be less than the corresponding amount set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Net Sales

June 30, 2024	$78,872,953
September 30, 2024	$88,399,787
December 31, 2024	$98,680,724
March 31, 2025	$109,528,429
June 30, 2025	$110,000,000
September 30, 2025	$110,000,000
December 31, 2025	$110,000,000
March 31, 2026	$110,000,000
June 30, 2026	$110,000,000
September 30, 2026	$110,000,000
December 31, 2026	$110,000,000
March 31, 2027	$110,000,000
June 30, 2027	$110,000,000
September 30, 2027	$110,000,000
December 31, 2027	$110,000,000
March 31, 2028	$110,000,000
; provided that compliance with this covenant shall not be required for any Fiscal Quarter with respect to which (i) the Credit Parties maintain Liquidity in an amount greater than or equal to $60,000,000 as of the end of such Fiscal Quarter and (ii) there has not occurred a Two-Consecutive Fiscal Quarter Net Sales Decline as of the end of such Fiscal Quarter.

SECTION 8.5    Investments. No Credit Party will, nor will it permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except (“Permitted Investments”):
(a)    Investments existing on the Closing Date and identified in Schedule 8.5(a);
(b)    cash and Cash Equivalent Investments;
(c)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(d)    Investments consisting of any deferred portion of the sales price received by a Credit Party or any of its Subsidiaries in connection with any Disposition permitted under Section 8.9;
(e)    (i) Investments in and loans to any Credit Party and (ii) Investments in and loans to any Subsidiary that is not a Credit Party (x) to the extent made by any other Subsidiary that is not a Credit Party or (y) constituting payroll expenses and other operational costs incurred by such Subsidiary in the ordinary course of business consistent with past practice;
(f)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
(g)    Investments and loans by a Credit Party in a Subsidiary that is not a Credit Party that do not include the Disposition of Material Intellectual Property or Capital Securities with respect to Subsidiaries that directly or indirectly own, or hold a license in respect of, Material Intellectual Property, in an aggregate amount, together with the aggregate amount of Permitted Dispositions made pursuant to clause (v)(C) of the definition thereof, not to exceed $2,000,000; and
(h)    other Investments that do not include Material Intellectual Property or Capital Securities with respect to Subsidiaries that directly or indirectly own, or hold a license in respect of, Material Intellectual Property in an aggregate amount not to exceed $5,000,000.
SECTION 8.6    Restricted Payments, Etc. No Credit Party will, nor will it permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than:
(a)    Restricted Payments made by Subsidiaries of the Borrower to the Borrower; and
(b)    so long as (i) no Default or Event of Default has occurred and is continuing, (or could be reasonably expected to occur as a result thereof) and (ii) Holdings (or any direct or indirect parent of Holdings) is the parent of a consolidated group for U.S. federal income tax purposes that includes the Borrower, Restricted Payments made in cash by the Borrower to Holdings (or such direct or indirect parent of Holdings), the proceeds of which shall be used solely to pay Taxes of Holdings or such direct or indirect parent of Holdings (other than any Taxes attributable to any action or activity that constitutes or results in a breach by Holdings of Section 8.20); and
(c)    so long as no Event of Default has occurred and is continuing (or could be reasonably expected to occur as a result thereof), share repurchases in an aggregate amount not to exceed

$1,000,000 per Fiscal Year plus any amounts pursuant to this clause (c) that were unused in any preceding Fiscal Year.
SECTION 8.7    Issuance of Capital Securities. No Credit Party will, nor will it permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than:
(a)    in the case of Subsidiaries of the Credit Parties, Qualified Capital Securities issued to a Credit Party so long as such issuance could not reasonably be expected to result in a Default or an Event of Default; and
(b)    the issuance of Qualified Capital Securities of Holdings so long as such issuance could not reasonably be expected to result in an Event of Default.
SECTION 8.8    Consolidation, Merger, Etc. No Credit Party will, nor will it permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge or amalgamate into or with, any other Person, or purchase or otherwise acquire any other Person or all or substantially all of the assets of any other Person (or any division thereof), except that (i) any Subsidiary (other than the Borrower) of a Credit Party may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, a Credit Party; provided, that such Credit Party is the surviving entity; and provided, further, that immediately following any such merger or amalgamation, the Credit Parties directly or indirectly hold the same or greater percentage of the issued and outstanding Capital Securities of such Subsidiary as the Credit Parties held immediately prior to such merger or amalgamation; (ii) any Credit Party (other than Holdings) may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, a Credit Party; provided, that if the Borrower is a party thereto, the Borrower is the surviving entity; and (iii) any Subsidiary that is not a Credit Party may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, another Subsidiary that is not a Credit Party.
SECTION 8.9    Permitted Dispositions. No Credit Party will, nor will it permit any of its Subsidiaries to, Dispose of any of its assets (including accounts receivable and Capital Securities) to any Person in one transaction or series of transactions except for Permitted Dispositions.
SECTION 8.10    Modification of Certain Agreements. No Credit Party will, nor will it permit any of its Subsidiaries to, amend, supplement, waive or otherwise modify, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (i) any Organic Documents of a Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or in a manner that could be materially adverse to the interests of the Agent or any of the Lenders without the consent of the Agent; provided that a transaction expressly permitted pursuant to Section 8.8 that does not materially adversely effect the interests of the Agent or any of the Lenders shall not require any consent under this Section 8.10 or (ii)(A) any Material Agreement or any documents relating thereto (in each case, other than any amendments, supplements, waivers, or other modifications to the AWS Agreement (or any replacement cloud hosting agreement that is a Material Agreement) or any documents relating thereto, in each case, that are made from time to time by AWS (or any counterparty to such replacement cloud hosting agreement or any documents relating thereto)), or (B) any material Product Agreement or any documents relating thereto, in any such case in this clause (ii), in a manner that could be materially adverse to the interests of the Agent or any of the Lenders without the consent of the Agent.
SECTION 8.11    Transactions with Affiliates. No Credit Party will, nor will it permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to such

Credit Party or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate (it being understood that this Section shall not apply to any transaction that is expressly permitted under this Agreement between or among the Credit Parties and not involving any other Affiliate) or (ii) is set forth on Schedule 6.20.
SECTION 8.12    Restrictive Agreements, Etc. No Credit Party will, nor will it permit any of its Subsidiaries to, enter into any agreement (i) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or limiting in any way granting to the Secured Parties (or any of them) a Lien on any of its assets, (ii) restricting the ability of a Credit Party or any of its Subsidiaries to amend or otherwise modify any Loan Document, (iii) containing any provision which could reasonably be expected to be violated or breached by a party hereunder by the performance by such party of any of its obligations hereunder or under any other Loan Document, (iv) encumbering or restricting the ability of a Credit Party or any of its Subsidiaries to (a) make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of Indebtedness owed to the Borrower, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, (b) make loans or advances to the Borrower or (c) transfer any of its assets or properties to the Borrower. The foregoing prohibitions shall not apply to restrictions (x) contained in any Loan Document or (y) in the case of clause (i), (I) by reason of applicable law, (II) in any agreement governing any Indebtedness permitted by clause (e) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness, (III) in contracts (A) existing as of the Closing Date and set forth on Schedule 8.12 or any renewal or extension thereof; provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (B) of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder, provided that any such contract was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party, or (IV) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
SECTION 8.13    Sale and Leaseback. Except in a transaction permitted by Section 8.9, or transactions with an aggregate fair market value not in excess of $750,000, no Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.
SECTION 8.14    Product Sales. No Credit Party will, nor will it permit any of its Subsidiaries to, sell or distribute Products which represented, in the aggregate, 15% or more of Net Sales in any applicable year, or permit any sale or distribution of such Products above such threshold where a Credit Party or any of its Subsidiaries is required to obtain any Permit, or to file any notice or registration in any jurisdiction prior to any such sale or distribution of such Products above such threshold, in each case, until such Credit Party or such Subsidiary has obtained such required Permit or filed such notice or registration.
SECTION 8.15    Change in Name, Location, Executive Office, or Executive Management; Change in Fiscal Year. No Credit Party will, nor will it permit any of its Subsidiaries to, (i) change its legal name without ten (10) days’ prior written notice to the Agent, (ii) change its jurisdiction of organization or legal structure, (iii) relocate its chief executive office or principal place of business, relocate any other office in which it maintains books or records relating to its business (including the establishment of any new office or facility), except, in each case, within the State of California or into the State of Texas and with ten (10) days’ prior written notice to the Agent, or (iv) change its Fiscal Year or any of its Fiscal Quarters.
SECTION 8.16    Negative Pledge. No Credit Party will, nor will it permit any of its Subsidiaries to, create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the security interests and Liens created by the Loan Documents) upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except Permitted Liens. No Credit Party will, nor will it permit any of its Subsidiaries to, incur senior secured obligations other than the Obligations incurred hereunder. For the avoidance of doubt, this Section 8.16 shall not restrict the Credit Parties’ (i) incurrence of Indebtedness (A) secured by Permitted Liens that are permitted pursuant to Section 8.3(h) or (B) constituting letters of credit incurred in reliance upon Section 8.2(m) or (ii) cash collateral securing any such letter of credit in reliance upon Section 8.3(l).
SECTION 8.17    Sanctions. No Credit Party will, and no Credit Party will permit any of its Affiliates to, use any proceeds of the Loans for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person, or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause the Agent or any of the Lenders to be in breach of any Sanction.
(b)    No Credit Party will, and no Credit Party will permit any of its Affiliates to, fund any repayment of the credit with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause the Agent or any of the Lenders to be in breach of any Sanction.
SECTION 8.18    Passive Holding Company. Holdings will not conduct, transact or otherwise engage in any active trade or business or operations, incur any Indebtedness or other liability, or own any assets other than Capital Securities of the Borrower; provided that the foregoing will not prohibit Holdings from the following: (i) the maintenance of its legal existence and obligations that are incidental thereto (including the ability to incur reasonable fees, costs, expenses and other liabilities directly relating to such maintenance), (ii) obligations that are limited to obligations under the Loan Documents to which it is a party, (iii) the making of contributions to (or other equity investments in) the Borrower, which contributions shall be subordinated to the Obligations, (iv) participating in tax, accounting and other administrative and fiduciary matters as a direct owner of the Borrower, in accordance with the terms of the Loan Documents to which Holdings is a party, (v) providing customary compensation, indemnification and insurance coverage to officers and directors (or equivalent), (vi) the consummation of an IPO or SPAC Transaction, and (vii) making Restricted Payments or issuing any Capital Securities to the extent expressly permitted hereunder.
SECTION 8.19    USRPHC Status. No Credit Party will, nor will it permit any of its Subsidiaries to, become a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
SECTION 8.20    Hazardous Materials. No Credit Party will, nor will it permit any of its Subsidiaries to, cause or suffer to exist a Release of any Hazardous Material at, on, under, to or from any real estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to result in a material liability.
SECTION 8.21    Licenses. No Credit Party will, nor will it permit any of its Subsidiaries to, grant any license to any Material Intellectual Property other than a license that:
(a)    is in the ordinary course of business;
(b)    is (i) on a non-exclusive basis or (ii) on an exclusive basis so long as each such exclusive license is limited to a particular geographic area (other than the U.S, U.K. or Japan);

(c)    will not prevent, restrict or otherwise impair such Credit Party’s or such Subsidiary’s or the Agent’s ability to use or otherwise monetize such Material Intellectual Property; and
(d)    will not prevent, restrict or otherwise impair the Agent’s ability to assume such Credit Party’s or such Subsidiary’s rights under such license.
SECTION 8.22    Subordinated Indebtedness.
Except as expressly permitted by the subordination agreement with respect to any subordinated Indebtedness, no Credit Party shall make any payment or distribution in respect of such subordinated Indebtedness, other than in the form of Capital Securities (other than Disqualified Capital Securities) of Holdings. No Credit Party shall, without the prior written consent of the Administrative Agent, amend or otherwise modify the terms of any subordinated Indebtedness, except as expressly permitted by the subordination agreement with respect to such subordinated Indebtedness. No Credit Party shall permit the transfer of any subordinated Indebtedness, unless the transferee party is, or becomes, a party to the subordination agreement with respect to such subordinated Indebtedness.
ARTICLE IX
EVENTS OF DEFAULT
SECTION 9.1    Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
(a)    Non-Payment of Obligations. (i) The Borrower shall default in the payment or prepayment when due of any principal on the Loans, or (ii) any Credit Party, including the Borrower, shall default in the payment or prepayment of interest or any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of three (3) Business Days after such amount was due.
(b)    Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by a Credit Party or its Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made or, in the case of any representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty is or shall be incorrect in any respect when made or deemed made.
(c)    Non-Performance of Certain Covenants and Obligations. A Credit Party or any of its Subsidiaries shall default in the due performance or observance of any of its obligations under Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.7, 7.8 or 7.12 or Article VIII ((i) other than Section 8.10(ii) and (ii) with respect to Section 8.4(a), subject to the Liquidity Cure Right set forth therein).
(d)    Non-Performance of Other Covenants and Obligations. A Credit Party or any of its Subsidiaries shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document (other than any default of the type contemplated by any other subsection of this Section 9.1) executed by it, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof given to Holdings by the Agent or the Majority Lenders or (ii) the date on which a Credit Party or any of its Subsidiaries has knowledge of such default.

(e)    Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness permitted under Section 8.2(a)) of any Credit Party or any of its Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $4,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
(f)    Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $4,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Credit Party or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within sixty (60) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
(g)    Change in Control. Any Change in Control shall occur.
(h)    Bankruptcy, Insolvency, Etc. Any Credit Party or any of its Subsidiaries shall:
(i)    become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(ii)    apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(iii)    in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided that, the Credit Parties and their Subsidiaries hereby expressly authorize the Agent to appear in any court conducting any relevant proceeding during such sixth (60) day period to preserve, protect and defend its rights under the Loan Documents;
(iv)    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by a Credit Party or any of its Subsidiaries, such case or proceeding shall be consented to or acquiesced in by a Credit Party or any of its Subsidiaries or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; provided that, the Credit Parties and their Subsidiaries hereby expressly authorize the Agent to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Loan Documents; or
(v)    take any action authorizing, or in furtherance of, any of the foregoing in clause (ii), (iii) or (iv) above.

(i)    Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in any material respect, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of a Credit Party or any of its Subsidiaries party thereto; any Credit Party or any of its Subsidiaries shall, directly or indirectly, contest in writing such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in any material respect, cease to be a perfected first priority Lien, except to the extent that any such loss of perfection results from the failure of the Agent to maintain possession of certificates actually delivered to or representing securities pledged under this Agreement or any other Loan Documents.
(j)    Regulatory Matters. If any of the following events or circumstances occur: (i) the FDA or the Department of Justice (DOJ) on its behalf, or any other Governmental Authority (A) makes a final determination that any Product which represented, in the aggregate, 15% or more of Net Sales in any applicable year lacks a required Regulatory Authorization or otherwise takes a regulatory or enforcement action that until and unless successfully resolved through Credit Party responsive action and remediation, dispute resolution, appeal, or other action prohibits or enjoins the distribution of such a Product above such threshold by Credit Party under the then-held Regulatory Authorization, or (B) initiates enforcement action against, including but not limited to issuing a warning letter with respect to, or proposing a consent decree of permanent injunction with respect to, any Products of any Credit Party or any of its Subsidiaries which represented, in the aggregate, 15% or more of Net Sales in any applicable year, in any case that causes such Credit Party or such Subsidiary to discontinue operating in any applicable jurisdiction or (ii) any Credit Party or any of its Subsidiaries enters into a settlement agreement with the FDA and DOJ or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $4,000,000.
(k)    Pension Plans. Any of the following events shall occur with respect to any Pension Plan which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)    a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien on any Credit Party or any ERISA Affiliate under Section 303(k) of ERISA or under Section 430(k) of the Code; or
(ii)    any ERISA Event shall occur that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries.
(l)    Key Permit Events. Any of the following events shall occur:
(i)    any Key Permit relating to FFRct issued by the United States, any state thereof or any instrumentality of the foregoing is terminated, suspended or amended by the Governmental Authority issuing such Key Permit or a court of competent jurisdiction in a manner that (x) results in the cessation of a material portion of the revenue generating business of a Credit Party or any of its Subsidiaries or (y) requires the commercialization of any of the material Products by a Credit Party or any of its Subsidiaries to be stopped or halted for a material amount of time; or
(ii)    any other Key Permit is terminated, suspended or amended by the Governmental Authority issuing such Key Permit or a court of competent jurisdiction in a manner that (x) results in the cessation of a material portion of the revenue generating business of a Credit Party or any of its Subsidiaries or (y) requires the commercialization of any of the material Products by a Credit Party or any of its Subsidiaries to be stopped or halted for a material amount of time; provided that, if, after excluding the Net Sales as of the last period for which a Compliance Certificate has been delivered (or was required to be delivered) to the Agent pursuant to Section 7.1(d) for which such Key Permit is necessary, the Credit Parties remain in compliance with the financial covenant set forth in Section 8.4(b) (without giving effect to the proviso contained in such Section), as evidenced by calculations in reasonable detail certified by an Authorized Officer of the Borrower to the Agent within two (2) Business Days after such termination, suspension or amendment, no Event of Default shall occur;
provided that, in each case of the foregoing clauses (i) and (ii), to the extent such termination, suspension or amendment with respect to such Key Permit is of an administrative and technical nature that can be remedied without the consent of any third party or Governmental Authority and is so remedied within five (5) Business Days after the occurrence thereof, no Event of Default shall occur.
(m)    Material Agreements.    Any default or event of default shall occur under any Material Agreement, or any Material Agreement shall cease, for any reason, to be in full force and effect other than upon expiration thereof in accordance with its terms unless the Credit Party party thereto determines in the exercise of its good faith business judgment that termination thereof by Credit Party is beneficial to such Credit Party, or any party to any Material Agreement (other than a Credit Party) shall challenge or repudiate its obligations under such Material Agreement or the enforceability of such Material Agreement, in each case, to the extent that any such occurrence has or could reasonably be expected to have a Material Adverse Effect; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall an Event of Default occur as a result of any termination of the AWS Agreement (x) by the Credit Parties to the extent that, prior to or concurrently with such termination, the Credit Parties have entered into an agreement with another provider for cloud hosting services that (taken as a whole) are not materially worse to the Credit Parties than the cloud hosting services (taken as a whole) provided to the Credit Parties in the AWS Agreement (or, if such cloud hosting services are materially worse, then not materially worse to the Credit Parties than the cloud hosting services (taken as a whole) customarily provided in the market at such time for similarly situated Persons in the same industry as the Credit Parties) or (y) by AWS to the extent that, within thirty (30) days after such termination, the Credit Parties have entered into an agreement with another provider for cloud hosting services that (taken as a whole) are not materially worse to the Credit Parties than the cloud hosting services (taken as a whole) provided to the Credit Parties in the AWS Agreement (or, if such cloud hosting services are materially worse, then not materially worse to the Credit Parties than the cloud hosting services (taken as a whole) customarily provided in the market at such time for similarly situated Persons in the same industry as the Credit Parties).
(n)    Patents. Any Patents, the loss of which would constitute a Material Adverse Effect, are found invalid as determined by a court of competent jurisdiction by final and non-appealable judgment.

SECTION 9.2    Action if Bankruptcy. If any Event of Default described in Section 9.1(h) with respect to any Credit Party or any of its Subsidiaries shall occur, and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, demand or presentment to or on any Person.
SECTION 9.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 9.1(h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent or the Majority Lenders may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment to or on any Person.
ARTICLE X
ADMINISTRATIVE AGENT
SECTION 10.1    Appointment. Each of the Lenders hereby irrevocably appoints Hayfin Services LLP to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agent and the Lenders, and neither any Credit Party nor any of its respective Subsidiaries will have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.2    Rights as a Lender. The Person serving as the Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Affiliates as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 10.3    Exculpatory Provisions.The Agent will not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Agent:
(i)    will not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as will be expressly provided for herein or in the other Loan Documents); provided that the Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; and
(iii)    will not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to any Credit Party or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    The Agent will not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as will be necessary, or as the Agent believes in good faith will be necessary, under the circumstances as provided in Sections 9.2, 9.3, and 11.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent will be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower or a Lender.
(c)    The Agent will not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
SECTION 10.4    Reliance by Agent. The Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent has received notice to the contrary from such Lender prior to the making of such Loans. The Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Affiliates), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.5    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article X will apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent and will apply to their respective activities in connection with the syndication of the facility as well as activities as the Agent. The Agent will not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6    Resignation of Agent.The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders will have the right, with the consent of the Borrower (unless an Event of Default is in existence), to appoint a successor. If no such successor will have been so appointed by the Majority Lenders and will have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as will be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but will not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.
(b)    With effect from the Resignation Effective Date (i) the retiring Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent will continue to hold such Collateral until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent will instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent will be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent will be the same as those payable to its predecessor unless otherwise agreed among the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X, Section 11.3 and Section 11.4 will continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent.
SECTION 10.7    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 10.8    Agent May File Proofs of Claim. In case of the pendency of any insolvency proceeding or any other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of the Loans will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent has made any demand on the Borrower) will be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid hereunder or under any other Loan Document to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.7, 3.8, 11.3 and 11.4) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent consents to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.7, 3.8, 11.3 and 11.4.
SECTION 10.9    Collateral and Guaranty Matters.Without limiting the provisions of Section 10.8, the Lenders irrevocably authorize the Agent, at its option and in its discretion:
(i)    to release any Lien on any property granted to or held by the Agent under any Loan Document (A) on the Termination Date (or such other date on which all Obligations then outstanding have been paid in full), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (C) subject to Section 11.1, if approved, authorized or ratified in writing by the Majority Lenders; and
(ii)    to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 10.9.
(b)    The Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor will the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or any Security Agreement which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to any such Security Agreement or protect and preserve the Agent’s ability to enforce the Liens or realize upon the Collateral.

ARTICLE XI
MISCELLANEOUS PROVISIONS
SECTION 11.1    Waivers, Amendments, Etc. Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Agreement or any of the other Loan Documents will in any event be effective unless the same is in writing and signed by Holdings, the Borrower (and/or any Guarantor or other party thereto, as applicable), the Agent and the Majority Lenders (or the Agent with the written consent of the Majority Lenders) and (ii) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by a Credit Party, any of its Subsidiaries or other party therefrom, will in any event be effective unless the same is in writing and signed by the Agent and the Majority Lenders (or the Agent with the consent of the Majority Lenders). Any such amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given; provided that, notwithstanding the foregoing provisions of this Section 11.1, any term or provision of Article X (other than the provisions of Section 10.6 pertaining to the Borrower’s consent) may be amended without the agreement or consent of, or prior notice to, a Credit Party or any of its Subsidiaries; provided that such amendment does not add any additional obligations or burdens on such Credit Party or such Subsidiary.
No failure or delay on the part of the Agent or the Lenders in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Holdings, the Borrower or any other Subsidiary in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent or the Lenders under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
SECTION 11.2    Notices; Time. All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to Holdings, the Borrower or the Agent, to the applicable Person at its address or facsimile number set forth on Schedule 11.2 hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or email, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.
SECTION 11.3    Payment of Costs and Expenses. The Credit Parties agree to, jointly and severally, pay promptly on demand all reasonable and documented or invoiced out-of-pocket expenses of the Agent and the Lenders (or any of them) (including the reasonable fees and documented or invoiced out-of-pocket expenses of DLA Piper LLP (US), U.S. counsel to the Agent and the Lenders and of one local counsel in each relevant jurisdiction, if any, who may reasonably be retained by or on behalf of the Agent and the Lenders (or any of them)) in connection with:
(a)    the negotiation, preparation, execution and delivery of (i) each Loan Document, including schedules and exhibits, whether or not the transactions contemplated hereby are consummated; provided that, with respect to legal fees of DLA Piper LLP (US) (U.S. counsel to the Agent and the Lenders) for services rendered as of the Closing Date, the Credit Parties shall have no obligation to pay more than $250,000 (plus the amount of any out-of-pocket disbursements of such counsel), and (ii) any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time be entered into after the Closing Date;

(b)    the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made after the date hereof in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Agent and the other Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and
(c)    the preparation and review of the form of any document or instrument relevant to any Loan Document, including any amendments or other modifications thereto.
The Credit Parties further agree to, jointly and severally, pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Notes, excluding any Other Taxes, which are governed by Section 4.3(c). The Credit Parties also agree to reimburse the Agent and the Lenders upon demand for all reasonable and documented or invoiced out-of-pocket expenses (including all reasonable and documented or invoiced out-of-pocket attorneys’ fees and legal expenses of counsel to Agent and the Lenders (or any of them)) incurred by the Agent and the Lenders (or any of them) in connection with (i) the negotiation of any restructuring or “work-out” with Holdings or the Borrower, whether or not consummated, of any Obligations and (ii) the enforcement of any Obligations.
SECTION 11.4    Indemnification.Reimbursement by the Borrower. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders, the Credit Parties hereby, jointly and severally, indemnify, agree to defend, exonerate and hold the Agent, the Lenders and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable and documented or invoiced out-of-pocket attorneys’ and professionals’ fees and disbursements, of one primary counsel for all Indemnified Parties (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, another counsel for each such affected Indemnified Party), and one local counsel in each relevant jurisdiction, whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the entering into and performance of any Loan Document by any of the Indemnified Parties or (ii) any Environmental Liability, any actual or alleged breach of or non-compliance with Environmental Laws or Environmental Permits, any Hazardous Materials, or any other decision, act, omission or matter relating to the environment, natural resources, health, safety or welfare; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Indemnified Liabilities (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (B) result from a claim brought by any Credit Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a claim not involving an act or omission of any Credit Party and that is brought by an Indemnified Party against another Indemnified Party (other than against the Agent in its capacity as such).
(b)    If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Credit Parties agree to, jointly and severally, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. To the fullest extent permitted by applicable law, no party hereunder shall assert, and each hereby waives, any claim against any other party hereunder, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section shall be payable promptly after demand therefor. This Section 11.4 shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by the Lenders. To the extent that Holdings or the Borrower for any reason fails to pay any amount required under Section 11.3 or subsection (a) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Affiliate thereof, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), or such Affiliate acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 11.6.
SECTION 11.5    Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 11.3, Section 11.4 and this Section 11.5, shall in each case survive any assignment by the Lender and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Loan Document shall survive the execution and delivery of such Loan Document.
SECTION 11.6    Obligations Several. The obligations of the Lenders under the Loan Documents are several. The failure of any Lender or the Agent to carry out its obligations thereunder will not relieve any other Lender or the Agent of any obligations thereunder, nor will any Lender or the Agent be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder or thereunder. Nothing contained in any Loan Documents will be deemed to cause any Lender or the Agent to be considered a partner or a joint venture with any other Lender or Lenders or the Agent.
SECTION 11.7    Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 11.8    Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
SECTION 11.9    Execution, Effectiveness, Etc.
(a)    Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

(b)    Effectiveness. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lenders shall have been received by the Agent.
(c)    Electronic Signatures. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or “pdf” signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the transactions contemplated hereby or by any other Loan Document, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.
SECTION 11.10    Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THE LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
SECTION 11.11    Register; Successors and Assigns.(a)The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes under this Agreement. The Register shall be available for inspection by any Credit Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(b)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, the Credit Parties may not assign or transfer their rights or obligations hereunder without the prior written consent of the Agent. The Lenders may freely assign, participate or otherwise transfer any or all of their rights and/or obligations hereunder and/or under the other Loan Documents (in each case, other than to a Disqualified Institution); provided that, except in the case of an assignment to a Lender, an Affiliate of a Lender or related funds, (i) so long as no Event of Default pursuant to Section 9.1(a) or Section 9.1(h) has occurred and is continuing, there shall be no assignment, sale or participation to any Person without the written consent of the Borrower (except in each case with respect to a Disqualified Institution, such consent not to be unreasonably withheld or delayed and such consent to be deemed to have been given if the Borrower has not responded within ten (10) Business Days of a request for such consent), and (ii) any such assignment, sale or participation shall be in an integral multiple of $1,000,000 (or, if less, the entire remaining amount of such Lender’s then outstanding Loans). In the event of any assignment, the Lender making such assignment shall provide prompt notice thereof to the Agent so such assignment can be reflected on the Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register. Each participant shall be entitled to the benefits of Sections 4.1, 4.2 and 4.3 (subject to the requirements and limitations therein, including the requirements under Section 4.3(g) (it being understood that the documentation required under Section 4.3(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 4.1 or 4.3, with respect to any participation, than its participating lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.
SECTION 11.12    Other Transactions. Nothing contained herein shall preclude the Agent or any of the Lenders, from engaging in any transaction, in addition to those contemplated by the Loan Documents, with a Credit Party, any of its Subsidiaries or any of their Affiliates in which such Credit Party or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 11.13    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS (OR ANY OF THEM), OR ANY CREDIT PARTY (OR ANY OF ITS SUBSIDIARIES) IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OR SUCH LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT

PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
SECTION 11.14    Waiver of Jury Trial. THE AGENT, EACH OF THE LENDERS, AND THE CREDIT PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE CREDIT PARTIES IN CONNECTION THEREWITH. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THE LOAN DOCUMENTS.
SECTION 11.15    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 11.16    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.17    Judgment Currency.
(a)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency (the “first currency”) into another currency (the “other currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase the first currency with such other currency at the applicable buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.
(b)    The obligations of the Credit Parties in respect of any sum due to the Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in such other currency the Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Agent in Dollars, the Credit Parties agree, jointly and severally, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Agent in Dollars, the Agent shall remit such excess to the Credit Parties.
SECTION 11.18    Specified Repayment Fee. The parties hereto acknowledge and agree that, to the extent the Specified Repayment Fee is applicable to any repayment or prepayment of principal of any Loan at any time, such Specified Repayment Fee is not intended to be a penalty assessed as a result of any such repayment or prepayment of the Loans, but rather is the product of a good faith, arm’s length commercial negotiation between the Borrower and the Lenders relating to the mutually satisfactory compensation payable to the Lenders by the Borrower in respect of the Loans made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable law, the Credit Parties hereby jointly and severally waive any rights or claims any of them may have under any such applicable law (whether or not in effect on the Closing Date) that would prohibit or restrict the payment of the Specified Repayment Fee under any of the circumstances provided herein or in any other Loan Document, including payment after acceleration of the Loans.
SECTION 11.19    USA PATRIOT Act. The Agent and the Lenders hereby notify the Credit Parties that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that shall allow such Person to identify such Credit Party in accordance with the Patriot Act. Promptly following any written request therefor, Holdings or the Borrower shall deliver to the Agent such information and documentation in respect of any Credit Party reasonably requested by the Agent or any Lender for purposes of compliance by the Agent or such Lender with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
SECTION 11.20    Erroneous Payments. If a payment is made by the Agent (or its Affiliates) in error (whether known to the recipient or not) or if a Lender or another recipient of funds is not otherwise entitled to receive such funds at such time of such payment or from such Person in accordance with the Loan Documents, then such Lender or recipient shall forthwith on demand repay to the Agent the portion of such payment that was made in error (or otherwise not intended (as determined by the Agent) to be received) in the amount made available by the Agent (or its Affiliate) to such Lender or recipient, with interest thereon, for each day from and including the date such amount was made available by the Agent (or its Affiliate) to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation; provided that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this Section 11.20 with respect to such payment unless such demand is made within sixty (60) days of the date of receipt of such payment by the applicable Lender. Each Lender and other party hereto waives the discharge for value defense in respect of any such payment.
SECTION 11.21    Reaffirmation. Each Credit Party as borrower, debtor, grantor, pledgor, guarantor, assignor or in any other similar capacity in which such Credit Party has granted liens or security interests in its property or otherwise acts as accommodation party, under any instruments, documents and agreements entered into in connection with the Existing Credit Agreement that will remain outstanding to secure the Obligations hereunder, hereby (a) ratifies and reaffirms all of its performance and observance obligations and liabilities, whether contingent or otherwise, under each of such instruments, documents and agreements and (ii) ratifies and reaffirms such grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secured all of the Obligations hereunder.
ARTICLE XII
GUARANTEE
SECTION 12.1    The Guarantee. Each of Holdings, the Subsidiary Guarantors and any other Person that becomes a Subsidiary Guarantor after the Closing Date hereby guarantees to the Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the full and prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Borrower to the Agent and the Lenders under or in connection with this Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Borrower to the Agent and the Lenders hereunder or in connection herewith. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim in any insolvency proceeding and including interest that accrues after the commencement by or against any Credit Party or any of its Subsidiaries of any insolvency proceeding naming such Credit Party or such Subsidiary as the debtor in such insolvency proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by Holdings and/or the Subsidiary Guarantors in connection with this Section shall hereinafter be collectively referred to as the “Guaranteed Obligations.”
SECTION 12.2    Obligations Unconditional. The obligations of Holdings and the Subsidiary Guarantors under Section 12.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.1 that the obligations of Holdings and the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Holdings or the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to Holdings or the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)    any Lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.
Each of Holdings and the Subsidiary Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or the Lenders exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
SECTION 12.3    Reinstatement. The obligations of Holdings and the Subsidiary Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of Holdings and the Subsidiary Guarantors agrees that it will indemnify the Agent and the Lenders on demand for all reasonable costs and expenses (including reasonable fees of one primary counsel and one local counsel in each relevant jurisdiction) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
SECTION 12.4    Subrogation. Until the Guaranteed Obligations shall be satisfied in full (other than inchoate indemnification, expense reimbursement obligations and other contingent obligations for which no claim has been asserted), neither Holdings nor any Subsidiary Guarantor shall directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Article XII, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Article XII or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of the Agent or any Lender as against the Borrower or other Credit Parties (or any of their Subsidiaries), whether in connection with this Article XII, any of the other Loan Documents or otherwise. If any amount shall be paid to Holdings or the Subsidiary Guarantors on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
SECTION 12.5    Remedies. Each of Holdings and the Subsidiary Guarantors agrees that, as between Holdings or any Subsidiary Guarantor, on one hand, and the Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by Holdings and the Subsidiary Guarantors for purposes of Section 12.1.
SECTION 12.6    Instrument for the Payment of Money. Each of Holdings and the Subsidiary Guarantors hereby acknowledges that the guarantee in this Article XII constitutes an instrument for the payment of money, and consents and agrees that the Agent and the Lenders, at their sole option, in the event of a dispute by Holdings or any Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.
SECTION 12.7    Continuing Guarantee. The guarantee in this Article XII is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each of Holdings and the Subsidiary Guarantors expressly acknowledges that the guarantee in this Article XII shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. The guarantee in this Article XII shall continue in effect and be binding upon Holdings and the Subsidiary Guarantors until payment and performance in full of the Guaranteed Obligations (other than inchoate indemnification, expense reimbursement obligations and other contingent obligations for which no claim has been asserted).
SECTION 12.8    General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Holdings or any Subsidiary Guarantor under Section 12.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by Holdings, the Subsidiary Guarantors, the Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

HEARTFLOW, INC.

By /s/ Vikram Verghese
Name: Vikram Verghese
Title: Chief Financial Officer

HOLDINGS:

HEARTFLOW HOLDING, INC.

By /s/ Vikram Verghese
Name: Vikram Verghese
Title: Chief Financial Officer
[Signature Page to Credit Agreement and Guaranty (Heartflow)]

AGENT:

HAYFIN SERVICES LLP

By:	/s/ Erica Hughes
Name: Erica Hughes
Title: Authorised Signatory
[Signature Page to Credit Agreement and Guaranty (Heartflow)]

LENDER:

HAYFIN TOURMALINE LUXCO S.A.R.L.

By:	/s/ Choui Min Kon Kam King
Name: Choui Min Kon Kam King
Title: Manager

By:	/s/ John Molloy
Name: John Molloy
Title: Manager
[Signature Page to Credit Agreement and Guaranty (Heartflow)]

EXHIBIT A
to Credit Agreement
FORM OF COMPLIANCE CERTIFICATE
COMPUTATION DATE: [___________]
This Compliance Certificate (this “Compliance Certificate”) is delivered pursuant to [Section 5.1(e) of, and in connection with the consummation of the transactions contemplated in,] [Section 7.1(d) of] that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement. This Compliance Certificate is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be constructed, administered and applied in accordance with the terms and provisions thereof, including Article XI thereof.
The undersigned, the chief financial or accounting Authorized Officer of Holdings having the name and title set forth below under [his][her] signature, hereby certifies, on behalf of Holdings for the benefit of the Secured Parties and pursuant to Section [5.1(e)][7.1(d)] of the Credit Agreement that such chief financial or accounting Authorized Officer of Holdings is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:
(a)    [In accordance with Section 7.1(b) of the Credit Agreement, attached hereto as Annex A are the correct and complete copies of the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Quarter ended [_________] required to be delivered pursuant to Section 7.1(b) of the Credit Agreement and consolidated statements of income and cash flow of Holdings and its Subsidiaries for such period, including (in each case), in comparative form, the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year (subject to normal year-end audit adjustments).]
(b)    [In accordance with Section [5.1(e)][7.1(c)] of the Credit Agreement, attached hereto as Annex A are the correct and complete copies of the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended [_________] required to be delivered pursuant to and by the terms of Section 7.1(c) of the Credit Agreement and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such period, setting forth in comparative form the figures for the immediately preceding Fiscal Year.]

(c)    All other information presented in connection with this Compliance Certificate (including the attachments hereto) is correct and complete in all material respects.
(d)    Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 8.4 of the Credit Agreement as of the Computation Date set forth above.
(e)    As of the Computation Date set forth above, no Default or Event of Default is continuing as of the date hereof, and during the [Fiscal Quarter] ended on such Computation Date, no Default or Event of Default occurred[, except as provided for on Annex C attached hereto, which includes a description of the nature and period of existence of such Default or Event of Default and what action Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto].
(f)    Set forth on Annex D hereto is a list of all Immaterial Subsidiaries and Foreign Excluded Subsidiaries, together with the Net Sales and Assets, in each case, attributable to each such Immaterial Subsidiary and Foreign Excluded Subsidiary as of the Computation Date set forth above. [Except as set forth on Annex E hereto, subsequent to the date of the last Compliance Certificate submitted by the undersigned pursuant to [Section 5.1(e)][7.1(d)] of the Credit Agreement, no Subsidiary has been formed or acquired or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, such Subsidiary has, to the extent required, complied with Section 7.8 of the Credit Agreement.]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief financial Authorized Officer as of the date above written.

HEARTFLOW HOLDING, INC.

By
Name:
Title:
[Signature Page to Compliance Certificate]

Annex A to Compliance Certificate
FINANCIAL STATEMENTS
[See attached.]

Annex B to Compliance Certificate
CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

Annex C to Compliance Certificate
[DEFAULTS OR EVENTS OF DEFAULT]
[If needed.]

Annex D to Compliance Certificate
SUBSIDIARIES

Annex E to Compliance Certificate
[NEWLY FORMED OR ACQUIRED SUBSIDIARIES]
[If needed.]

EXHIBIT B
to Credit Agreement
FORM OF LOAN REQUEST
Date: [__________]
To:    Hayfin Services LLP, as administrative agent
One Eagle Place
London, SW1Y 6AF
Attn: Andrew Merrill
Legal Team/Loan Operations

Re: Borrowing under the Credit Agreement
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
The undersigned, an Authorized Officer of the Borrower, hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement, of the borrowing of Loans specified herein:
1.    The Borrowing Date is [__].
2.    The amount of the proposed Loans is $[__].
3.    The payment instructions with respect to the funds to be made available to the Borrower are as follows:
Bank name:
Bank Address:
Routing Number:
Account Number:
The Borrower hereby certifies that the following statements are true and correct:
a)    the representations and warranties set forth herein and in each Loan Document are, in each case, true and correct in all material respects as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and
b)    at the time of and immediately after giving effect to the Loan, no Default or Event of Default has occurred or is continuing.
[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Loan Request to be duly executed and delivered as of the day and year first above written.

BORROWER:

HEARTFLOW, INC.

By:
Name:
Title:
[Signature Page to Loan Request]

EXHIBIT C
to Credit Agreement
FORM OF PERFECTION CERTIFICATE
[See attached.]

EXHIBIT D
to Credit Agreement
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [______________] (the “Assignor”) and [______________] (the “Assignee”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor[s]: ________________________________________
____________________________________________
2.    Assignee[s]: ________________________________________
____________________________________________
[Assignee is an Affiliate of [identify Lender]]

3.    Borrower: HeartFlow, Inc.
4.    Administrative Agent: Hayfin Services LLP
5.    Credit Agreement: Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time), by and among HeartFlow, Inc., HeartFlow Holding, Inc., certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto and Hayfin Services LLP, as administrative agent for the Lenders.
6.     Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[3]
		$	$	%
		$	$	%
		$	$	%
[Signature Page Follows]
1 List each Assignor, as appropriate.
2 List each Assignee, as appropriate.
3 Set forth, to at least 9 decimals, a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title: .

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

HAYFIN SERVICES LLP, as the Agent

By:
Name:
Title:	Authorised Signatory

[Consented to and Accepted:

HEARTFLOW, INC., as the Borrower

By:
Name:
Title:		]	[4]
4 [NTD: To be included where the Borrower’s consent is required pursuant to the Credit Agreement.]

ANNEX 1
STANDARD TERMS AND CONDITIONS
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 7.1(a), (b) and (c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (v) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (PDF) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

EXHIBIT E-1
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).
Pursuant to the provisions of Section 4.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_____________________________________
Name:
Title:

Date: _________ __, 20__

EXHIBIT E-2
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).
Pursuant to the provisions of Section 4.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:_____________________________________
Name:
Title:

Date: _________ __, 20__

EXHIBIT E-3
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).
Pursuant to the provisions of Section 4.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page Follows]

[NAME OF PARTICIPANT]

By:_____________________________________
Name:
Title:

Date: _________ __, 20__

EXHIBIT E-4
to Credit Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement and Guaranty, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”) and Hayfin Services LLP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).
Pursuant to the provisions of Section 4.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page Follows]

[NAME OF LENDER]

By:_____________________________________
Name:
Title:

Date: _________ __, 20

EXHIBIT F
to Credit Agreement
FORM OF INTERCOMPANY SUBORDINATION AGREEMENT
This INTERCOMPANY SUBORDINATION AGREEMENT, dated as of June 14, 2024 (this “Subordination Agreement”), is entered into by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings that are parties hereto and certain other Subsidiaries of Holdings that may from time to time in the future become parties hereto by executing and delivering a joinder agreement in substantially the form of Exhibit A hereto (any such Subsidiary being herein, individually, a “Subsidiary Party” and collectively the “Subsidiary Parties”), and Hayfin Services LLP, in its capacity as administrative agent for the Lenders under the Credit Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Agent”).
Reference is made to that certain Credit Agreement and Guaranty, dated as of the date hereof (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, certain Subsidiaries of Holdings that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto and the Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
One or more of Holdings, the Borrower and the Subsidiary Parties (individually, a “HeartFlow Party” and collectively, the “HeartFlow Parties”), in their capacities as lenders (each such entity, together with its successors, assigns and transferees in such capacity, individually, a “Junior Creditor”, and, collectively, “Junior Creditors”) has made, or may from time to time may make, loans or extend other financings (other than trade payables in the ordinary course of business) to one or more of the HeartFlow Parties that is a Credit Party (each such Credit Party, in its capacity as a borrower from any Junior Creditor (together with its successors, assigns and transferees) being herein, individually, a “Debtor Obligor”, and, collectively, “Debtor Obligors”) pursuant to Section 8.2(i) of the Credit Agreement. All such Indebtedness for borrowed money resulting from the making of any such loan or financing, together with all principal, interest, fees, premiums, costs, expenses, liabilities, obligations and other amounts of any type or nature at any time owing or arising in respect thereof, including but not limited to any such items or amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization case by or against any Credit Party, is herein collectively referred to as the “Junior Obligations”. For the avoidance of doubt, trade payables due from one HeartFlow Party to another HeartFlow Party in the ordinary course of business shall not be deemed to be Junior Obligations and shall not be subject to the terms of this Subordination Agreement.
Each of the Junior Creditors and each of the Debtor Obligors, for the benefit of the Secured Parties and each of their permitted successors, transferees and assigns, hereby irrevocably and unconditionally agree as follows:
1.    All payment obligations and other monetary obligations of any Debtor Obligor arising from time to time under or in connection with any Junior Obligations to any Junior Creditor are,

and shall at all times be, subordinated in right of payment and performance to the prior Payment in Full (as defined below) of all Obligations owing under or in connection with the Credit Agreement and the other Loan Documents, whether in respect of principal, interest, fees or other monetary obligations or liabilities of any type or nature, including costs and expenses of enforcement, if any, and including all applicable Early Prepayment Fees and Exit Fees (collectively, the “Senior Obligations”), notwithstanding the maturity date or amortization date of any Junior Obligations or any acceleration of the maturity date related thereto, any default by or insolvency of any Junior Creditor or any other Person, or otherwise.
2.    The parties hereto agree that this Subordination Agreement is for the benefit of, and shall be enforceable by, the Agent on behalf of the Secured Parties.
3.    At all times from and after the occurrence of an Event of Default until Payment in Full of all Senior Obligations and the termination of all Senior Liens (as defined below) (i) no Debtor Obligor shall make, and no Junior Creditor shall accept, receive or collect from or on behalf of any Debtor Obligor, any direct or indirect payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, or otherwise) on account of any of the Junior Obligations, and (ii) under no circumstance shall any payment of any of the Junior Obligations be accelerated, or any other remedy, enforcement action or other action be taken by any Junior Creditor against any Debtor Obligor or any property of any Debtor Obligor or of any other Person, in each case with respect to any of the Junior Obligations (including to assert, enforce or collect any of the Junior Obligations), in each case, without the prior written consent of the Agent.
4.    No Junior Creditor shall, directly or indirectly, independently or with any other Person, take any action that would be in violation of, or inconsistent with, or result in a breach of this Subordination Agreement or challenge or contest (i) the validity, perfection, priority or enforceability of this Subordination Agreement, any Senior Obligations or any Liens securing the Senior Obligations (“Senior Liens”), (ii) any of the rights of any Secured Party set forth in the Credit Agreement or any other Loan Document (including with respect to the Senior Liens), or (iii) the validity or enforceability of the Credit Agreement or any other Loan Document or any portion thereof.
5.    In the event that, prior to Payment in Full of the Senior Obligations, any Junior Creditor shall receive any payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, or otherwise) on or in respect of all or any portion of the Junior Obligations which is not permitted to be paid hereunder, then such payment or distribution shall be held in trust by such Junior Creditor for the benefit of, and promptly (and in any event within one (1) Business Day) paid over by such Junior Creditor to the Agent for application of such payment or distribution to repay the Senior Obligations in accordance with the terms thereof, until Payment in Full of the Senior Obligations as confirmed in writing by the Agent to the Borrower.

6.    For purposes of this Subordination Agreement, “Payment in Full” means, with respect to the Senior Obligations, that all such obligations and other amounts payable constituting Senior Obligations have been indefeasibly paid in full in cash (other than inchoate indemnification and expense reimbursement obligations for which no claim has been asserted).
7.    Neither any Junior Creditor nor any Debtor Obligor may assign or transfer any of its rights or obligations hereunder, except to another Obligor that becomes bound by the terms of this Subordination Agreement.
8.    This Subordination Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby, including Article XI thereof. The provisions of this Subordination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
9.    This Subordination Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Subordination Agreement by signing any such counterpart.
10.    This Subordination Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.
11.    Holdings and any Subsidiary of the Borrower or Holdings may, without the consent of any other party to Subordination Agreement, become a HeartFlow Party under this Subordination Agreement by executing and delivering to the Agent a joinder agreement in substantially the form of Exhibit A hereto.
12.    Except as modified in accordance with Section 11 to add Holdings or any Subsidiary of the Borrower or Holdings as an additional HeartFlow Party to this Subordination Agreement, this Subordination Agreement may not be amended, waived or otherwise modified without the prior written consent of each of the parties hereto.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

HEARTFLOW, INC.

By:
Name:
Title:

HEARTFLOW INTERNATIONAL SARL

By:
Name:
Title:

HEARTFLOW U.K. LTD.

By:
Name:
Title:

HEARTFLOW JAPAN G.K.

By:
Name:
Title:

HEARTFLOW TECHNOLOGY LIMITED

By:
Name:
Title:

HEARTFLOW TECHNOLOGY U.K. LIMITED

By:
Name:
Title:

HAYFIN SERVICES LLP, as the Agent

By:
Name:
Title:	Authorised Signatory

Exhibit A
FORM OF INTERCOMPANY SUBORDINATION AGREEMENT JOINDER
This INTERCOMPANY SUBORDINATION AGREEMENT JOINDER, dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY], a [state of organization] [corporation][limited liability company] (the “Additional HeartFlow Party”), under that certain Intercompany Subordination Agreement, dated as of June 14, 2024 (as amended or otherwise modified from time to time, the “Subordination Agreement”), by and among HeartFlow, Inc., a Delaware corporation (the “Borrower”), HeartFlow Holding, Inc., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings from time to time party thereto, and Hayfin Services LLP, in its capacity as administrative agent for the Lenders under the Credit Agreement (as defined in the Subordination Agreement) (in such capacity, together with its successors and assigns, the “Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Subordination Agreement.
Pursuant to Section 11 of the Subordination Agreement, the Additional HeartFlow Party hereby agrees to become a “HeartFlow Party” for all purposes of the Subordination Agreement.
IN WITNESS WHEREOF, the Additional HeartFlow Party has caused this Subordination Agreement Joinder to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL HEARTFLOW PARTY]

By
Name:
Title: